Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF DECEMBER 1, 2011

AMONG

PATTERSON COMPANIES, INC.,

AS THE COMPANY

THE SUBSIDIARY BORROWERS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

AS SYNDICATION AGENT

AND

U.S. BANK NATIONAL ASSOCIATION,

WELLS FARGO BANK, NATIONAL ASSOCIATION, AND

BANK OF AMERICA, N.A.,

AS CO-DOCUMENTATION AGENTS

J. P. MORGAN SECURITIES LLC, AND

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1.	Certain Defined Terms	1
1.2.	Terms Generally	25
1.3.	Financial Covenant Calculations	26

ARTICLE II THE CREDITS		26
2.1.	[RESERVED]	26
2.2.	Revolving Loans	26
2.3.	Swing Line Loans	27
2.4.	Determination of Dollar Amounts; Required Payments; Termination	29
2.5.	Commitment Fee; Aggregate Revolving Loan Commitment; Term Loans	30
2.6.	Minimum Amount of Each Advance	32
2.7.	Optional Principal Payments	33
2.8.	Method of Selecting Types and Interest Periods for New Advances	33
2.9.	Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurocurrency Advances After Default	33
2.10.	Method of Borrowing	35
2.11.	Changes in Interest Rate, etc.	35
2.12.	Rates Applicable After Default	35
2.13.	Method of Payment; Non-availability of Original Currency	36
2.14.	[RESERVED]	37
2.15.	Noteless Agreement; Evidence of Indebtedness	37
2.16.	Telephonic Notices	38
2.17.	Interest Payment Dates; Interest and Fee Basis..	38
2.18.	Notification of Advances, Interest Rates, Prepayments and Commitment Reduction	39
2.19.	Lending Installations	39
2.20.	Non-Receipt of Funds by the Agent	40
2.21.	Market Disruption	40
2.22.	Judgment Currency	41
2.23.	Replacement of Lender	41
2.24.	Facility LCs	42
2.25.	Subsidiary Borrowers	48
2.26.	Defaulting Lenders	49

ARTICLE III YIELD PROTECTION; TAXES		51
3.1.	Yield Protection	51
3.2.	Changes in Capital Adequacy Regulations	51
3.3.	Availability of Types of Advances	52
3.4.	Funding Indemnification	52
3.5.	Taxes	52
3.6.	Lender Statements; Survival of Indemnity	55
3.7.	Alternative Lending Installation	55

i

ARTICLE IV CONDITIONS PRECEDENT		56
4.1.	Effectiveness of this Agreement	56
4.2.	Each Credit Extension	57
4.3.	Initial Advance to Each New Subsidiary Borrower	58

ARTICLE V REPRESENTATIONS AND WARRANTIES		59
5.1.	Existence and Standing	59
5.2.	Authorization and Validity	59
5.3.	No Conflict; Government Consent	59
5.4.	Financial Statements	60
5.5.	Material Adverse Change	60
5.6.	Taxes	60
5.7.	Litigation and Contingent Obligations	60
5.8.	Subsidiaries	60
5.9.	ERISA	61
5.10.	Accuracy of Information	61
5.11.	Regulation U	61
5.12.	Material Agreements	61
5.13.	Compliance With Laws	61
5.14.	Ownership of Properties	62
5.15.	Plan Assets; Prohibited Transactions	62
5.16.	Environmental Matters	62
5.17.	Investment Company Act	62
5.18.	[RESERVED]	62
5.19.	Insurance	62
5.20.	Solvency	62
5.21.	No Default or Unmatured Default	62
5.22.	Reportable Transaction	63
5.23.	Post-Retirement Benefits	63

ARTICLE VI COVENANTS		63
6.1.	Financial Reporting	63
6.2.	Use of Proceeds	65
6.3.	Notice of Default	65
6.4.	Conduct of Business	65
6.5.	Taxes	66
6.6.	Insurance	66
6.7.	Compliance with Laws	66
6.8.	Maintenance of Properties	66
6.9.	Inspection; Keeping of Books and Records	66
6.10.	Dividends	67
6.11.	Merger	67
6.12.	Sale of Assets	67
6.13.	Investments and Acquisitions	68
6.14.	Indebtedness	71
6.15.	Liens	74
6.16.	Affiliates	77

6.17.	Financial Contracts	77
6.18.	Subsidiary Covenants	77
6.19.	Contingent Obligations	77
6.20.	Leverage Ratio	78
6.21.	Interest Expense Coverage Ratio	78
6.22.	[RESERVED]	78
6.23.	Additional Subsidiary Guarantors	78
6.24.	Foreign Subsidiary Investments	78
6.25.	Subordinated Indebtedness	78
6.26.	Sale of Accounts	79

ARTICLE VII DEFAULTS		79

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		82
8.1.	Acceleration	82
8.2.	Amendments	83
8.3.	Preservation of Rights	84

ARTICLE IX GENERAL PROVISIONS		85
9.1.	Survival of Representations	85
9.2.	Governmental Regulation	85
9.3.	Headings	85
9.4.	Entire Agreement	85
9.5.	Several Obligations; Benefits of this Agreement	85
9.6.	Expenses; Indemnification	85
9.7.	Numbers of Documents	86
9.8.	Accounting	86
9.9.	Severability of Provisions	87
9.10.	Nonliability of Lenders	87
9.11.	Confidentiality	87
9.12.	Lenders Not Utilizing Plan Assets	88
9.13.	Nonreliance	88
9.14.	Disclosure	88
9.15.	Performance of Obligations	88
9.16.	Relations Among Lenders	89
9.17.	USA Patriot Act Notification	89
9.18.	Interest Rate Limitation	90
9.19.	No Advisory or Fiduciary Responsibility	90

ARTICLE X THE AGENT		91
10.1.	Appointment; Nature of Relationship	91
10.2.	Powers	91
10.3.	General Immunity	91
10.4.	No Responsibility for Loans, Recitals, etc.	91
10.5.	Action on Instructions of Lenders	92
10.6.	Employment of Agents and Counsel	92

10.7.	Reliance on Documents; Counsel	92
10.8.	Agent’s Reimbursement and Indemnification	92
10.9.	Notice of Default	93
10.10.	Rights as a Lender	93
10.11.	Lender Credit Decision	93
10.12.	Successor Agent	94
10.13.	Agent and Arranger Fees	94
10.14.	Delegation to Affiliates	94
10.15.	No Duties Imposed on Syndication Agent, Co-Documentation Agents or Arrangers	94

ARTICLE XI SETOFF; RATABLE PAYMENTS		95
11.1.	Setoff	95
11.2.	Ratable Payments	95

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		95
12.1.	Successors and Assigns; Designated Lenders	95
12.2.	Participations	98
12.3.	Assignments	100
12.4.	Dissemination of Information	102
12.5.	Tax Certifications	102

ARTICLE XIII NOTICES		102
13.1.	Notices; Effectiveness; Electronic Communication	102
13.2.	Change of Address, Etc.	104
13.3.	Communications on Electronic Transmission System	104

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		104
14.1.	Counterparts; Effectiveness	104
14.2.	Electronic Execution of Assignments	105

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		105
15.1.	CHOICE OF LAW	105
15.2.	CONSENT TO JURISDICTION	105
15.3.	WAIVER OF JURY TRIAL	105

ARTICLE XVI CO-BORROWER PROVISIONS		106
16.1.	Appointment	106
16.2.	Separate Actions	106
16.3.	Co-Borrower Obligations Absolute and Unconditional	106
16.4.	Waivers and Acknowledgements	107
16.5.	Contribution Among Borrowers	108
16.6.	Subrogation	109
16.7.	Subordination	109

SCHEDULES

Commitment Schedule

Pricing Schedule

Mandatory Cost Schedule

Schedule 1.1.1	—	Eurocurrency Payment Office of the Agent

Schedule 1.1.2	—	Existing Facility LCs

Schedule 5.8	—	Subsidiaries

Schedule 6.13	—	Investments

Schedule 6.14	—	Indebtedness

Schedule 6.15	—	Liens

EXHIBITS

Exhibit A	—	Form of the Credit Parties’ Counsel’s Opinion

Exhibit B	—	Form of Compliance Certificate

Exhibit C	—	Form of Assignment and Assumption Agreement

Exhibit D	—	Form of Promissory Note for Revolving Loan (if requested)

Exhibit E	—	Form of Designation Agreement

Exhibit F	—	List of Closing Documents

Exhibit G	—	Form of Assumption Letter

Exhibit H	—	Form of Guaranty

v

CREDIT AGREEMENT

This Credit Agreement, dated as of December 1, 2011 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Patterson Companies, Inc., a Minnesota corporation, as the Company, the Subsidiary Borrowers from time to time parties hereto, the Lenders and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, and together with its branches and affiliates, the “Agent”).

PRELIMINARY STATEMENTS

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement:

“2006 ESOP Note” means that certain ESOP Note dated September 11, 2006 payable by the Patterson Companies, Inc. Employee Stock Ownership Trust to the order of the Borrower, in the original principal amount of $105,000,000.00.

“2008 Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 2008, entered into by the Company and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2008 Senior Notes”), as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2008 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2008 Senior Notes” is defined in the definition of 2008 Note Purchase Agreement.

“2008 Term Loan Agreement” is defined in Section 6.14.13.

“2011 Note Purchase Agreement” means the Note Purchase Agreement, dated as of December 2011 in substantially the form of the draft identified as “Foley Draft 11/23/11” delivered to the Agent and the Lenders prior to the Closing Date, entered into by the Company and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2011 Senior Notes”), as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2011 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2011 Senior Notes” is defined in the definition of 2011 Note Purchase Agreement.

“Accounting Changes” is defined in Section 9.8 hereof.

“Accounts” means the Company’s or a Subsidiary’s right to the payment of money from the sale, lease or other disposition of goods or other assets by the Company or a Subsidiary, a rendering of services by the Company or a Subsidiary, a loan by the Company or a Subsidiary, the overpayment of taxes or other liabilities of the Company, or otherwise, however such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) that the Company or Subsidiary may at any time have against any account debtor or other party obligated thereon or against any of the property of such account debtor or other party.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires from one or more Persons (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

“Administrative Questionnaire” means, with respect to any Lender, the administrative questionnaire delivered by such Lender to the Agent upon becoming a Lender hereunder, as such questionnaire may be updated from time to time by notice from such Lender to the Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Revolving Loans (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Lenders” is defined in Section 2.23.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means JPMorgan Chase, including its branches and affiliates, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, as Agent, and any successor Agent appointed pursuant to

Article X.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Lenders.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Three Hundred Million and 00/100 Dollars ($300,000,000).

“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, British Pounds Sterling, Canadian Dollars, Australian Dollars and euro, and (iii) any other Eligible Currency which the applicable Borrower requests the Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (ii) (except for euro), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Canadian Dollars” means the lawful currency of Canada.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (iii) the Eurocurrency Rate (calculated with respect to a Eurocurrency Advance denominated in Dollars) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on Reuters LIBOR01 page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Applicable Fee Rate” means, with respect to the Commitment Fee at any time, the percentage rate per annum which is applicable at such time with respect to such fee as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Agent from time to time.

“Arrangers” means J.P. Morgan Securities LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and their successors, in their capacities as joint lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement, individually or collectively, as the context requires.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 12.3.1.

“Assumption Letter” means a letter of a Domestic Subsidiary that is a Wholly-Owned Subsidiary of the Company addressed to the Agent and the Lenders, acknowledged by the Agent and consented to by each then existing Borrower, in substantially the form of Exhibit G hereto, pursuant to which such Subsidiary agrees to become a “Subsidiary Borrower” and agrees to be bound by the terms and conditions hereof.

“Authorized Officer” means, for any Person, any of the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer of such Person, acting singly.

“Available Aggregate Revolving Loan Commitment” means, at any time, the Aggregate Revolving Loan Commitment then in effect minus the Aggregate Outstanding Revolving Credit Exposure at such time.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Banking Services Agreements.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” means any of the Company or any of the Subsidiary Borrowers, and “Borrowers” shall mean the Company and the Subsidiary Borrowers.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in euro, a day upon which such clearing system as is determined by the Agent to be suitable for clearing or settlement of euro is open for business) and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market funds investing primarily in assets of the type described in clauses (i) and (ii) of this definition; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Capital Adequacy Regulations” is defined in Section 3.2.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company; (ii) other than pursuant to a transaction otherwise permitted under this Agreement, the Company shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances, all of the outstanding shares of voting stock of the Subsidiary Borrowers and the other Guarantors on a fully diluted basis; (iii) the majority of the Board of Directors of any Borrower fails to consist of Continuing Directors or (iv) any “Change in Control” (or similar term) under (and as defined in) the 2011 Note Purchase Agreement, the 2011 Senior Notes, the 2008 Note Purchase Agreement or the 2008 Senior Notes shall have occurred.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means December 1, 2011.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment Fee” is defined in Section 2.5.1.

“Commitment Schedule” means the Schedule identifying each Lender’s Revolving Loan Commitment as of the Closing Date attached hereto and identified as such.

“Company” means Patterson Companies, Inc., a Minnesota corporation, and its permitted successors and assigns (including, without limitation, a debtor in possession on its behalf).

“Computation Date” is defined in Section 2.4.1.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, the sum of Consolidated EBIT for such period plus (i) consolidated depreciation and amortization for such period, (ii) ESOP expense associated with the allocation of common shares secured by the 2006 ESOP Note and the Thompson Note for such period and (iii) stock based compensation expense as defined under ASC 718 (formerly known as SFAS 123R) for such period. For Persons acquired by the Company or any Subsidiary during the relevant measurement period, their EBITDA results will be included in the calculation of Consolidated Adjusted EBITDA as if those Persons were owned by the Company or such Subsidiary for the entire reporting period. Consolidated Adjusted EBITDA will be calculated on a rolling four-quarter basis.

“Consolidated Adjusted Net Income” means, as to any Person for any period, the Consolidated Net Income of such Person, provided that, for Persons acquired by the Company or any Subsidiary during the relevant measurement period, their Consolidated Net Income will be included in the calculation of Consolidated Adjusted Net Income as if those Persons were owned by the Company or such Subsidiary for the entire reporting period. Consolidated Adjusted Net Income will be calculated on a rolling four-quarter basis.

“Consolidated EBIT” means, as to any Person and with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, and (ii) expense for federal, state, local and foreign income and franchise taxes paid or accrued, all calculated for such Person and its Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, as to any Person and with reference to any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period including, without limitation, such interest expense as may be attributable to capitalized leases, receivables transaction financing costs, the discount or implied interest component of off-balance sheet liabilities, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and Net Mark-to-Market Exposure.

“Consolidated Net Income” means as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period, excluding any non-cash charges or gains which are unusual, non-recurring or extraordinary.

“Consolidated Total Debt” means (i) all indebtedness of the Company and its Subsidiaries, on a consolidated basis, reflected on a balance sheet prepared in accordance with Agreement Accounting Principles, plus, without duplication (ii) the face amount of all outstanding Letters of Credit in respect of which the Company or any Subsidiary has any reimbursement obligation and the principal amount of all Contingent Obligations of the Company and its Subsidiaries, plus Capitalized Lease Obligations, plus obligations arising from the sale of accounts receivable and other forms of off-balance sheet financing, including Off-Balance Sheet Liabilities.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, application for a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of the Contingent Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that if any individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction and who was not a Continuing Director prior thereto, together with all other individuals so elected or nominated in connection with such merger, consolidation, acquisition or similar transaction who were not Continuing Directors prior thereto, constitute a majority of the members of the board of directors of such Person, such individual shall not be a Continuing Director.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Credit Party” means, collectively, the Borrowers and each of the Guarantors.

“Customer Installment Contract” means a contract between the Company or any Subsidiary and a customer providing for the installment sale, licensing or secured financing of equipment, furnishings or computer software.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (i) has failed, within two (2) Business Days of the date required to be funded or paid, to (a) fund any portion of its Loans, (b) fund any portion of its participations in Facility LCs or Swing Line Loans or (c) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (a) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Company or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three (3) Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (iv) has become, or has a Parent that has become, the subject of a Bankruptcy Event.

“Dental Holdings” means Patterson Dental Holdings, Inc., a Minnesota corporation.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 12.1.2.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 12.1.2.

“Designation Agreement” is defined in Section 12.1.2.

“Disqualified Stock” means any preferred or other capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Loan Termination Date.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.4.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person that is not a Foreign Subsidiary.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any Eligible Currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Agent, no longer readily available or freely traded or (z) in the determination of the Agent, an Equivalent Amount of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Agent, the Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations promulgated thereunder.

“ESOP” means the Patterson Companies, Inc. Employee Stock Ownership Plan, as amended and restated effective May 1, 2011, as amended.

“euro” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Loan” means a Revolving Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 1.1.1 hereto or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrowers and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the result of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, multiplied by (c) the Statutory Reserve Rate, plus, without duplication, (ii) the then Applicable Margin, changing as and when the Applicable Margin changes and (iii) in the case of Advances by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rates for deposits in the applicable Agreed Currency as reflected on the applicable Reuters screen as of 11:00 a.m. (Local Time) on the first day of such Interest Period with respect to British Pounds Sterling and two (2) Business Days prior to the first day of such Interest Period with respect to all other Agreed Currencies, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan Chase or one of its affiliate banks offers to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (Local Time) on the first day of such Interest Period with respect to British Pounds Sterling and two (2) Business Days prior to the first day of such Interest Period with respect to all other Agreed Currencies, in the approximate amount of JPMorgan Chase’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (Local Time) on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such Foreign Currency on the London market at 11:00 a.m. (Local Time) on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (i) taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (b) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located, and (ii) any United States federal withholding taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Facility LCs” means those Letters of Credit issued and outstanding as of the Closing Date and set forth on Schedule 1.1.2.

“Facility LC” is defined in Section 2.24.1, and shall include the Existing Facility LCs.

“Facility LC Application” is defined in Section 2.24.3.

“Facility LC Collateral Account” is defined in Section 2.24.11.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Local Time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Fee Letter” means that certain fee letter dated October 18, 2011, among the Agent, JPMorgan Securities LLC and the Company.

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1.1 or 6.1.2.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Currency” means Agreed Currencies other than Dollars.

“Foreign Currency Sublimit” means $150,000,000.

“Foreign Subsidiary” means (i) any Subsidiary that is not organized under the laws of a jurisdiction located in the United States of America and (ii) any Subsidiary of a Person described in clause (i) hereof that is organized under the laws of a jurisdiction located in the United States of America.

“Foreign Subsidiary Investment” means the sum, without duplication, of (i) the aggregate outstanding principal amount of all intercompany loans made on or after the Closing Date from any Credit Party to any Foreign Subsidiary; (ii) all outstanding Investments made on or after the Closing Date by any Credit Party in any Foreign Subsidiary; and (iii) an amount equal to the net benefit derived by the Foreign Subsidiaries resulting from any non-arm’s-length transactions, or any other transfer of assets conducted, in each case entered into on or after the Closing Date, between any Credit Party, on the one hand, and such Foreign Subsidiaries, on the other hand, other than (a) transactions in the ordinary course of business and (b) in respect of legal, accounting, reporting, listing and similar administrative services provided by any Credit Party to any such Foreign Subsidiary in the ordinary course of business consistent with past practice.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means each of the Company’s Material Domestic Subsidiaries which become Guarantors in satisfaction of the provisions of Section 6.23, in each case, together with their respective permitted successors and assigns.

“Guaranty” means the Guaranty, in substantially the form of Exhibit H, entered into by each Guarantor in favor of the Agent for the benefit of the Holders of Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Holders of Obligations” means the holders of the Obligations, the Rate Management Obligations and the Banking Services Obligations and shall refer to (i) each Lender in respect of its Loans, (ii) the LC Issuers in respect of Reimbursement Obligations, (iii) the Agent, the

Lenders, the Swing Line Lender and the LC Issuers in respect of all other present and future obligations and liabilities of the Company or any of its Domestic Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Person benefiting from indemnities made by the Company or any Subsidiary hereunder or under other Loan Documents in respect of the obligations and liabilities of the Company or such Subsidiary to such Person, (v) each Lender (or Affiliate thereof), in respect of all Rate Management Obligations owing to any Person in such Person’s capacity as exchange party or counterparty under any Rate Management Transaction so long as such Person is (or, at the time such Person entered into such Rate Management Transaction, was) a Lender or an Affiliate of a Lender, (vi) each Lender (or Affiliate thereof), in respect of all Banking Services Obligations owing to any Person in such Person’s capacity as provider of any Banking Services so long as such Person is (or, at the time such Person entered into such Banking Services Agreement, was) a Lender or an Affiliate of a Lender and (vii) their respective permitted successors, transferees and assigns.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations of such Person, (viii) reimbursement obligations under letters of credit, bankers’ acceptances, surety bonds and similar instruments (ix) Off-Balance Sheet Liabilities, (x) obligations under Sale and Leaseback Transactions, (xi) Net Mark-to-Market Exposure under Rate Management Transactions, (xii) Disqualified Stock, and (xiii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnification Letter” means a written agreement pursuant to which the Borrowers agree to indemnify the Agent and the Lenders in accordance with Section 3.4 of this Agreement in the event any Eurocurrency Advance is not made on the Closing Date for any reason.

“Interest Expense Coverage Ratio” is defined in Section 6.21.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months, or, to the extent available to all of the Lenders, nine or twelve months, commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months, or if applicable nine or twelve months, thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel, relocation and similar advances to directors, officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“LC Draft” means a draft drawn on an LC Issuer pursuant to a Facility LC.

“LC Fee” is defined in Section 2.24.4.

“LC Issuer” means JPMorgan Chase (or any Subsidiary or Affiliate of JPMorgan Chase designated by JPMorgan Chase) or any of the other Lenders, as applicable, in its respective capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations. The LC Obligations of any Lender at any time shall be its Revolving Loan Pro Rata Share of the total LC Obligations at such time.

“LC Payment Date” is defined in Section 2.24.5.

“Lender Parties” means the Agent, the LC Issuer, the Swing Line Lender or any other Lender.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes the Swing Line Lender and the LC Issuers.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent with respect to each Agreed Currency listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.19.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as the end of any of the Company’s fiscal quarters, the ratio of Consolidated Total Debt as of the end of such fiscal quarter to Consolidated Adjusted EBITDA for the four consecutive fiscal quarters then ended; provided that the Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical financial statements and containing reasonable adjustments satisfactory to the Agent, broken down by fiscal quarter in the Company’s reasonable judgment.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof), whether constituting a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Assumption Letter, the Facility LC Applications, the Guaranty, and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.15 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Local Time” means (i) Chicago time in the case of a Revolving Loan or Advance denominated in Dollars and (ii) local time in the case of a Revolving Loan or Advance denominated in an Agreed Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Agent or expressly provided herein).

“Mandatory Cost” is described in the Mandatory Cost Schedule.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations, performance or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any Subsidiary to perform its obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or (iv) the rights or remedies of the Agent, the LC Issuers or the Lenders under any of the Loan Documents.

“Material Domestic Subsidiary” means (i) PDSI, Webster, Webster Management, Patterson Medical, Medical Holdings and Dental Holdings, and (ii) any other Domestic Subsidiary of the Company (other than an SPV) that meets one or both of the following criteria: (i) such Domestic Subsidiary’s total assets, determined on a consolidated basis with its Subsidiaries is greater than or equal to fifteen percent (15%) of the consolidated total assets of the Company and its Subsidiaries; or (ii) such Domestic Subsidiary’s Consolidated Adjusted Net Income is greater than or equal to fifteen percent (15%) of the Company’s Consolidated Adjusted Net Income, in each case for the four consecutive fiscal quarters most recently ended.

“Material Indebtedness” means any Indebtedness in an outstanding principal amount of $20,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Medical Holdings” means Patterson Medical Holdings, Inc., a Delaware corporation.

“Modify” and “Modification” are defined in Section 2.24.1.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Company or any member of the Controlled Group is obligated to make contributions.

“National Currency Unit” means the unit of currency (other than a euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.15.

“Obligations” means all Loans, all Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower or any Subsidiary to the Agent, any Lender, the Swing Line Lender, any LC Issuer, any Arranger, any affiliate of the Agent, any Lender, the Swing Line Lender, any LC Issuer or any Arranger, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Company or any Subsidiary under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iv) any Receivables Purchase Facility or (v) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (v) all Operating Leases.

“Off-Balance Sheet Trigger Event” is defined in Section 7.17.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its ratable obligation to purchase participations in the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its ratable obligation to purchase participations in the LC Obligations at such time.

“Overnight Foreign Currency Rate” means, for any amount payable in an Agreed Currency other than Dollars, the rate of interest per annum as determined by the Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Advance, Letter of Credit issuance or payment by the LC Issuer pursuant to a Letter of Credit, or any of the foregoing, plus any taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed upon, or charged to, the Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register” is defined in Section 12.2.3.

“Participants” is defined in Section 12.2.1.

“Patterson Medical” means Patterson Medical Supply, Inc., a Minnesota corporation.

“Payment Date” means the last day of each March, June, September and December and the Revolving Loan Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDSI” means Patterson Dental Supply, Inc., a Minnesota corporation.

“Permitted Acquisition” is defined in Section 6.13.5.

“Permitted Purchase Money Indebtedness” is defined in Section 6.14.5.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means a rate per annum equal to the rate of interest announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City, changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any capital stock or other equity interests of the Company or any Subsidiary issued as consideration for such Acquisition.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Company or a Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Purchase Documents” means each of (i) the Receivables Sale Agreement dated as of May 10, 2002, among the originators named therein and PDC Funding Company, LLC, as buyer, as amended by Amendment No. 1 thereto, dated as of May 9, 2003, as further amended by Amendment No. 2 thereto, dated as of October 7, 2004, and as further amended by Amendment No. 3 thereto, dated as of December 3, 2010, and the Third Amended and Restated Receivables Purchase Agreement dated as of December 3, 2010 among PDC Funding Company, LLC, the Company, the Conduits party thereto, the Financial Institutions party thereto, the Purchase Agents party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch, as agent, as such agreements may be amended, restated, extended or otherwise modified from time to time, (ii) the Amended and Restated Contract Purchase Agreement, dated as of August 12, 2011 among the Company, PDC Funding Company II, LLC, the Purchasers party thereto and Fifth Third Bank, as agent, as amended by that First Amendment thereto dated as of September 9, 2011, and the Amended and Restated Receivables Sale Agreement dated as of August 12, 2011 among the Originators named therein and PDC Funding Company II, LLC, as buyer, as such agreements may be amended, restated, extended or otherwise modified from time to time, and (iii) any comparable additional or replacement facility made available to the Company or any Subsidiary, provided that any of such facilities: (a) provides for the sale by the Company or such Subsidiary of rights to payment arising under Customer Installment Contracts; (b) provides for a purchase price in an amount that represents the reasonably equivalent value of the assets subject thereto (determined as of the date of such sale); (c) evidences the intent of the parties that for accounting and all other purposes, such sale is to be treated as a sale by the Company or a Subsidiary, as the case may be, and a purchase by such institution(s) or special purpose entity (and not as a lending transaction); (d) provides for the delivery of opinions of outside counsel to the effect that, under, applicable bankruptcy, insolvency and similar laws (subject to assumptions and qualifications customary for opinions of such type), such transaction will be treated as a true sale and not as a lending transaction and that the assets of any purchasing special purpose entity will not be consolidated with the assets of the selling entity, the Company or any Affiliate of the Company; (e) provides for the parties to such transaction to, and such parties do, treat such transaction as a sale for all other accounting purposes; and (f) provides that such sale is without recourse to the Company or such Subsidiary, except to the extent of normal and customary conditions and rights of limited recourse that are consistent with the opinions referred to in clause (d) and with the treatment of such sale as a true sale for accounting purposes.

“Receivables Purchase Facility” means (i) the transactions contemplated by the Receivables Purchase Documents and (ii) other sales (including licenses), with limited recourse, or no recourse, by PDSI, Webster, Webster Management, Patterson Medical, or Medical Holdings of Accounts derived from sales on contract of furnishings and equipment (but not, however, (a) open account sales of supplies or (b) Accounts derived from provisions of services).

“Register” is defined in Section 12.3.4.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligations” means, at any time, with respect to any LC Issuer, the aggregate of all obligations of the Borrowers then outstanding under Section 2.24 to reimburse such LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs issued by such LC Issuer; or, as the context may require, all such Reimbursement Obligations then outstanding to reimburse all of the LC Issuers.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) or (b) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) or (b) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any date, Lenders in the aggregate holding more than 50% of the sum of the Aggregate Revolving Loan Commitment plus the aggregate principal amount of all Term Loans, if any, or, if the Aggregate Revolving Loan Commitment has been terminated, Lenders in the aggregate holding more than 50% of the sum of the Aggregate Outstanding Revolving Credit Exposure plus the aggregate principal amount of all Term Loans, if any.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.2 (and any conversion or continuation thereof).

“Revolving Loan Commitment” means, for each Lender, including without limitation, each LC Issuer, such Lender’s obligation to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrowers in an aggregate amount not exceeding the amount set forth for such Lender on the Commitment Schedule or in any Assignment Agreement delivered pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Loan Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment such time by (ii) the Aggregate Revolving Loan Commitment at such time; provided, however, that if the Aggregate Revolving Loan Commitment has been terminated pursuant to the terms of this Agreement, then “Revolving Loan Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Revolving Credit Exposure at such time by (b) the Aggregate Outstanding Revolving Credit Exposure at such time; provided, further, that in the case of Section 2.26 when a Defaulting Lender shall exist, “Revolving Loan Pro Rata Share” shall mean the percentage of the total Revolving Loan Commitment (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment. If the Aggregate Revolving Loan Commitment has terminated or expired, the Revolving Loan Pro Rata Shares shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Revolving Loan Termination Date” means the earlier of (i) December 1, 2016, and (ii) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5.2 hereof or the Revolving Loan Commitments pursuant to Section 8.1 hereof.

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i)	the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii)	it is then able and expects to be able to pay its debts as they mature; and

(iii)	it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Borrower” means each of the Company’s Domestic Subsidiaries that are Wholly-Owned Subsidiaries listed on the signature pages of this Agreement, and any other Domestic Subsidiary that is a Wholly-Owned Subsidiary of the Company duly designated by the Company pursuant to Section 2.25 to request Credit Extensions hereunder, which Domestic Subsidiary shall have delivered to the Agent an Assumption Letter in accordance with Section 2.25 and such other documents as may be required pursuant to this Agreement, in each case, together with its permitted successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower. The initial Subsidiary Borrowers are Medical Holdings, Patterson Medical, Dental Holdings, PDSI, Webster and Webster Management.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swing Line Borrowing Notice” is defined in Section 2.3.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $30,000,000 at any one time outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender shall be its Revolving Loan Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means JPMorgan Chase or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Company by the Swing Line Lender pursuant to Section 2.3.

“Swing Line Obligations” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Obligations of any Lender at any time shall be its Revolving Loan Pro Rata Share of the total Swing Line Obligations at such time.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Loans” is defined in Section 2.5.3.

“Thompson Note” means that certain Promissory Note dated April 1, 2002 payable by GreatBanc Trust Company, solely in its capacity as trustee of the Thompson Dental Company Employee Stock Ownership Plan and Trust, to the order of Thompson Dental Company, in the original principal amount of $12,611,503.67.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Webster” means Webster Veterinary Supply, Inc., a Minnesota corporation.

“Webster Management” means Webster Management, LP, a Minnesota limited partnership.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3. Financial Covenant Calculations. Financial covenants shall be calculated (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

THE CREDITS

2.1. [RESERVED].

2.2. Revolving Loans. From and including the Closing Date and prior to the Revolving Loan Termination Date, upon the satisfaction of the conditions precedent set forth in Sections 4.1, 4.2 and 4.3, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrowers in Agreed Currencies from time to time and (ii) participate in Facility LCs issued upon the request of the Borrowers, in each case in Dollar Amounts not to exceed in the aggregate such Lender’s Revolving Loan Pro Rata Share of the Available Aggregate Revolving Loan Commitment; provided that (i) at no time shall the Aggregate Outstanding Revolving Credit Exposure hereunder exceed the Aggregate Revolving Loan Commitment, (ii) all Floating Rate Loans shall be made in Dollars, and (iii) at no time shall the aggregate outstanding Dollar Amount of all Revolving Loans denominated in Foreign Currencies exceed the Foreign Currency Sublimit. Unless the Borrowers have delivered to the Agent an Indemnification Letter on or before the third (3rd) Business Day prior to the Closing Date with respect to all Revolving Loans requested to be made as Eurocurrency Advances on the Closing Date or on or before the third (3rd) Business Day thereafter, the Revolving Loans made on the Closing Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.8 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period. Revolving Loans made after the third (3rd) Business Day after the Closing Date shall be, at the option of the applicable Borrower, selected in accordance with Section 2.8, either Floating Rate Loans or Eurocurrency Loans. Each Advance under this Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender’s respective Revolving Loan Pro Rata Share. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.24. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. On the Revolving Loan Termination Date, the commitment of each Lender to lend hereunder shall automatically expire and the Borrowers shall repay in full the outstanding principal balance of the Revolving Loans. Additionally, the Borrowers shall make the mandatory prepayments prescribed in Section 2.4.

2.3. Swing Line Loans.

2.3.1 Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.1 and Section 4.2, if applicable, from and including the Closing Date and prior to the Revolving Loan Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans, in Dollars, to the Company from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that (i) the Aggregate Outstanding Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Loan Commitment, and (ii) at no time shall the sum of (a) the Swing Line Loans then outstanding, plus (b) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.2 (including its participation in any Facility LCs), exceed the Swing Line Lender’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Loan Termination Date.

2.3.2 Borrowing Notice. The Company shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same day as the date the Swing Line Borrowing Notice was given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000 (and increments of $100,000 if in excess thereof). The Swing Line Loans shall bear interest at the Floating Rate or such other rate per annum as shall be agreed to by the Swing Line Lender and the Company.

2.3.3 Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Company on the Borrowing Date at the Agent’s aforesaid address.

2.3.4 Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Company on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall, on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Revolving Loan Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (Chicago time) on the date of any notice received pursuant to this Section 2.3.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.3.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.3.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or (d) any other circumstances, happening or event whatsoever. In the event that any

Lender fails to make payment to the Agent of any amount due under this Section 2.3.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.3.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Loan Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.

2.4. Determination of Dollar Amounts; Required Payments; Termination.

2.4.1 Determination of Dollar Amounts. The Agent will determine the Dollar Amount of (a) each Eurocurrency Advance as of the date two (2) Business Days prior to the applicable Borrowing Date or, if applicable, the date of conversion/continuation of any Advance as a Eurocurrency Advance, (b) the LC Obligations as of the date of each request for the issuance or Modification of any Facility LC, and (c) all outstanding Credit Extensions on and as of the last Business Day of each calendar quarter and, during the continuation of a Default, on any other Business Day elected by the Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Extension for which a Dollar Amount is determined on or as of such date.

2.4.2 Required Payments; Terminations. Any outstanding Revolving Loans shall be paid in full by the Borrowers on the Revolving Loan Termination Date and all other unpaid Obligations shall be paid in full by the Borrowers on the Revolving Loan Termination Date. Notwithstanding the termination of the Revolving Loan Commitments under this Agreement on the Revolving Loan Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrowers and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.4.3 Mandatory Prepayments of Aggregated Outstanding Revolving Credit Exposure. If at any time and for any reason, the amount of the Aggregate Outstanding Revolving Credit Exposure is greater than the Aggregate Revolving Loan Commitment, the Borrowers shall immediately make a mandatory prepayment of the Aggregate Outstanding Revolving Credit Exposure in an amount equal to such excess; provided that if such excess is caused by fluctuations in Exchange Rates, (a) no such prepayment will be required to the extent such Aggregate Outstanding Revolving Credit Exposure in Foreign Currencies is not more than 105% of the Foreign Currency Sublimit or to the extent the Aggregate Outstanding Revolving Credit Exposure is not more than 105% of the Aggregate Revolving Loan Commitment thereunder and (b) such excess will be calculated as of (i) the last Business Day of each calendar quarter, (ii) any other Business Day at the Agent’s sole discretion during the continuation of a Default and (iii) each date of a Borrowing Request, Conversion/Continuation Notice and each request for the issuance or Modification of any Facility LC.

2.4.4 Mandatory Prepayments of Eurocurrency Advances. Mandatory prepayments of Eurocurrency Advances shall be accompanied by (i) accrued and unpaid interest thereon and (ii) funding indemnification amounts pursuant to Section 3.4.

2.5. Commitment Fee; Aggregate Revolving Loan Commitment; Term Loans.

2.5.1 The Commitment Fee. The Company shall pay to the Agent, for the account of the Lenders in accordance with their Revolving Loan Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee (the “Commitment Fee”) accruing at the rate of the then Applicable Fee Rate on the daily average Available Aggregate Revolving Loan Commitment (provided that, for purposes of determining the Commitment Fee, all outstanding Swing Line Loans shall be excluded from the calculation of the Available Aggregate Revolving Loan Commitment). All such Commitment Fees payable hereunder shall be payable quarterly in arrears on each Payment Date; provided, that if any Lender continues to have Outstanding Revolving Credit Exposure after the termination of its Revolving Loan Commitment, then the Commitment Fee shall continue to accrue and be due and payable pursuant to the terms hereof until such Outstanding Revolving Credit Exposure is reduced to zero.

2.5.2 Reductions in Aggregate Revolving Loan Commitment. The Borrowers may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part, ratably among the Lenders in a minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof) (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the Dollar Amount of the Aggregate Outstanding Revolving Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the Revolving Loan Commitments hereunder and on the final date upon which all Revolving Loans are repaid. For purposes of calculating the Commitment Fee hereunder, the principal amount of each Advance made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Advance as determined on the most recent Computation Date with respect to such Advance.

2.5.3 Increase in Aggregate Revolving Loan Commitment; Term Loans. Subject to Section 2.5.1 and 2.5.2 and the other terms and conditions of this Agreement, at any time prior to the Revolving Loan Termination Date, the Borrowers may, on the terms set forth below, request that (a) the initial Aggregate Revolving Loan Commitment hereunder be increased by an amount up to $150,000,000 and/or (b) term loans be issued hereunder (such term loans being “Term Loans”) on terms and conditions (including, without limitation, pricing, amortization, prepayment and related interest rate hedging) reasonably acceptable to the Agent in an aggregate principal amount up to $150,000,000; provided, however, that (i) no such increase shall cause the sum of the Aggregate Revolving Loan Commitment plus any Term Loans issued hereunder to exceed (x) $450,000,000 minus (y) any reduction in Aggregate Revolving Loan Commitments under Section 2.5.2, (ii) an increase in the Aggregate Revolving Loan Commitment or issuance of Term Loans hereunder may only be made at a time when no Default or Unmatured Default shall have occurred and be continuing or would result therefrom, (iii) no Lender’s Revolving Loan Commitment shall be increased, nor shall any Lender have any commitment to make any Term Loan, under this Section 2.5.3 without its consent and (iv) no Term Loan shall mature earlier than Revolving Loan Termination Date (but may have amortization prior to such date). In the event of such a requested increase in the Aggregate Revolving Loan Commitment or issuance of Term Loans, any financial institution which the Borrowers and the Agent invite to become a Lender or to increase its Revolving Loan Commitment or to issue such Term

Loans may set the amount of its Revolving Loan Commitment or Term Loan, as applicable, at a level agreed to by the Borrowers and the Agent (and the LC Issuers in the case of any increase in the Aggregate Revolving Loan Commitment). In the event that the Borrowers, the Agent and one or more of the Lenders (or other financial institutions) (and the LC Issuers in the case of any increase in the Aggregate Revolving Loan Commitment) shall agree upon such an increase in the Aggregate Revolving Loan Commitment and/or issuance of Term Loans (i) the Borrowers, the Agent and each Lender or other financial institution increasing its Revolving Loan Commitment or extending a new Revolving Loan Commitment or Term Loan (and the LC Issuers in the case of any increase in the Aggregate Revolving Loan Commitment) shall enter into an amendment to this Agreement setting forth the amounts of the Revolving Loan Commitments and Term Loans, as applicable, as so increased, providing that the financial institutions extending new Revolving Loan Commitments or Term Loans shall be Lenders for all purposes under this Agreement, and setting forth such additional provisions as the Agent shall consider reasonably appropriate and (ii) the Borrowers shall execute, if requested, a new Note to each financial institution that is extending a new Revolving Loan Commitment or Term Loan or increasing its Revolving Loan Commitment. No such amendment shall require the approval or consent of any Lender whose Revolving Loan Commitment is not being increased and that is not making a Term Loan. Upon the execution and delivery of such amendment as provided above, and upon satisfaction of such other conditions as the Agent may reasonably specify upon the request of the financial institutions that are extending new Revolving Loan Commitments and/or making Term Loans (including, without limitation, the Agent administering the reallocation of any outstanding Revolving Loans ratably among the Lenders with Revolving Loan Commitments after giving effect to each such increase in the Aggregate Revolving Loan Commitment, and the delivery of certificates, evidence of corporate authority and legal opinions on behalf of the Borrowers), this Agreement shall be deemed to be amended accordingly. No Borrower, nor any Affiliate or Subsidiary of any Borrower, shall be permitted to become a Lender pursuant to this Section 2.5.3.

2.6. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof)(or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance (other than a Swing Line Loan or an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Revolving Loan Commitment.

2.7. Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or any portion of the outstanding Floating Rate Advances (other than Swing Line Loans), in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, upon one (1) Business Day’s prior notice to the Agent by 11:00 a.m. (Local Time) on the date of any anticipated repayment. The Company may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances upon three (3) Business Days’ prior notice to the Agent for each Eurocurrency Advance denominated in Dollars and four (4) Business Days prior notice to the Agent for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars. Prepayments shall be accompanied by accrued and unpaid interest thereon.

2.8. Method of Selecting Types and Interest Periods for New Advances. The applicable Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time; provided that there shall be no more than 10 Interest Periods in effect with respect to all of the Loans at any time, unless such limit has been waived by the Agent in its sole discretion. The applicable Borrower shall give the Agent irrevocable written notice (a “Borrowing Notice”) not later than 11:00 a.m. (Local Time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan), three (3) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four (4) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Advance,

(b) the aggregate amount of such Advance,

(c) the Type of Advance selected,

(d) in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto, and

(e) the payment instructions for the account of such Borrower to which such Advance shall be credited.

The Borrowers may not select an Interest Period that ends after the Revolving Loan Termination Date.

2.9. Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurocurrency Advances After Default. Floating Rate Advances (other than Swing Line Advances) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

2.9.1 each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

2.9.2 each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall be automatically converted into a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

Subject to the terms of Section 2.6 and the payment of any funding indemnification amounts required by Section 3.4, the applicable Borrower may elect from time to time to convert all or any part of an Advance of any Type (other than a Swing Line Advance) into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.9 during the continuance of a Default or an Unmatured Default, the Agent may (or shall at the direction of the Required Lenders), by notice to the Borrowers, declare that no Advance may be made as, converted to or, following the expiration of any Interest Periods then in effect, continued as a Eurocurrency Advance. The applicable Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 12:00 noon (Local Time) on the same Business Day, in the case of a conversion into a Floating Rate Advance, three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation, and

(ii)	the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.10. Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than 12:00 noon (Chicago time), in Federal or other funds immediately available to the Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than 12:00 noon (Local Time) in the city of the Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent’s Eurocurrency Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied, the Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent’s aforesaid address or, if applicable, to such Borrower’s account specified on the applicable Borrowing Notice. Notwithstanding the foregoing provisions of this Section 2.10, to the extent that a Revolving Loan made by a Lender matures on the Borrowing Date of a requested Revolving Loan, such Lender shall apply the proceeds of the Revolving Loan it is then making to the repayment of principal of the maturing Revolving Loan.

2.11. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is fully paid at a rate per annum equal to the Floating Rate for such day or at such other rate per annum as shall be agreed to by the Swing Line Lender and the Company. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate determined by the Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period in respect of any Revolving Loan may end after the Revolving Loan Termination Date.

2.12. Rates Applicable After Default. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (ii) each Floating Rate Advance and each Swing Line Loan shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee described in the first sentence of Section 2.24.4 shall be increased to a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.2, 7.3 (solely arising as a result of a breach of any of Sections 6.20 through 6.22), 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions, Advances, fees and other Obligations hereunder without any election or action on the part of the Agent, any LC Issuer or any Lender.

2.13. Method of Payment; Non-availability of Original Currency.

2.13.1 Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to euro, in euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Company, by 12:00 noon (Local Time) on the date when due and shall (except with respect to repayments of Swing Line Loans, and except in the case of Reimbursement Obligations for which any LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at, (a) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrowers at the address of the Agent’s Eurocurrency Payment Office for such currency. The Agent is hereby authorized to charge the account of any Borrower maintained with JPMorgan Chase for each payment of the Obligations as it becomes due hereunder. Each reference to the Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally to the LC Issuers in the case of payments required to be made by any Borrower to the LC Issuers pursuant to Section 2.24.6.

2.13.2 Non-availability of Original Currency. Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the applicable Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the applicable Borrower take all risks of the imposition of any such currency control or exchange regulations.

2.14. [RESERVED].

2.15. Noteless Agreement; Evidence of Indebtedness.

(i)	Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)	The Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period (in the case of a Eurocurrency Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (d) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (e) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender’s share thereof, and (f) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(iii)	The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(iv)	Any Lender may request that its Revolving Loans or, in the case of the Swing Line Lender, the Swing Line Loans, be evidenced by promissory notes (the “Notes”) in substantially the form of Exhibit D, with appropriate changes for notes evidencing Swing Line Loans. In such event, each Borrower shall prepare, execute and deliver to such Lender such Note(s) payable to the order of such Lender or its registered assigns. Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note(s) for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above. No such substitutions, amendments and restatements shall constitute or effect a repayment, refinancing or novation of the amounts evidenced by the Notes but rather a modification and substitution of their respective terms.

2.16. Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances (other than in respect of Advances denominated in Foreign Currencies) and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer of such Borrower, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.17. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on the Closing Date and each Payment Date, commencing with the first Payment Date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurocurrency Advances, Swing Line Loans, LC Fees and all other fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Revolving Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest on Floating Rate Advances (other than Swing Line Loans) shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Local Time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.18. Notification of Advances, Interest Rates, Prepayments and Commitment Reduction. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the applicable LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify the Borrowers and each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give the Borrowers and each Lender prompt notice of each change in the Alternate Base Rate.

2.19. Lending Installations.

2.19.1 Each Lender may book its Revolving Loans denominated in an Agreed Currency other than Dollars at the appropriate Lending Installation listed on the administrative information sheets provided to the Agent in connection herewith or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.19.1. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans denominated in an Agreed Currency other than Dollars and any Notes evidencing such Revolving Loans issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which such Revolving Loans will be made by it and for whose account such Revolving Loan payments are to be made.

2.19.2 Except for Revolving Loans denominated in an Agreed Currency other than Dollars, each Lender may book its Loans and its participation in any LC Obligations and the LC Issuers may book the Facility LCs issued by it at any Lending Installation selected by such Lender or LC Issuer, as applicable, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes evidencing a Loan issued hereunder shall be deemed held by each Lender or LC Issuer, as applicable, for the benefit of any such Lending Installation. Each Lender and LC Issuer may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made. In addition, each such Lender that books its Loans and its participation in any LC Obligations at any Lending Installation and each LC Issuer that books the Facility LCs issued by it at any Lending Installation as provided in this Section 2.19, (i) shall keep a register for the registration relating to each such Loan, LC Obligation and Facility LC, as applicable, specifying such Lending Installation’s name, address and entitlement to payments of principal and interest or any other payments with respect to such Loan, LC Obligation and Facility LC, as applicable, and each transfer thereof and the name and address of each transferee and (ii) shall collect, prior to the time such Lending Installation receives payment with respect to such Loans, LC Obligations and Facility LCs, as applicable as the case may be, from each such Lending Installation, the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if Lending Installation were a Lender under Section 3.5.

2.20. Non-Receipt of Funds by the Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of any Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the applicable Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of (i) the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in an Agreed Currency other than Dollars) or (y) in the case of payment by any Borrower, the interest rate applicable to the relevant Loan.

2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the applicable Borrower, then the Agent shall forthwith give notice thereof to such Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless such Borrower notifies the Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, provided that (a) the denomination of such Loans in such different Agreed Currency would in the opinion of the Agent and the Required Lenders be practicable and (b) such borrowing shall be in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

2.23. Replacement of Lender. If (i) any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional or increased payment to any Lender, (ii) if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3, (iii) any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement requiring the consent of all Lenders (or all affected Lenders) pursuant to Section 8.2 and the same have been approved by the Required Lenders, or (iv) any Lender becomes a Defaulting Lender (any Lender in clauses (i) through (iv) above being an “Affected Lender”) the Company may elect, if such amounts continue to be charged or such suspension is still effective or such Lender remains a Defaulting Lender, to replace the Revolving Loan Commitment of such Affected Lender, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided, further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Agent and the LC Issuers shall agree, as of such date, to purchase for cash the Outstanding Revolving Credit Exposure of the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be replaced as of such date and to comply with the requirements of Section 12.3 applicable to assignments (provided that no consent of the Affected Lender shall be required for such assignment), and (ii) the Borrowers shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of replacement, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the replacement Lender.

2.24. Facility LCs.

2.24.1 Issuance. Issuance. The LC Issuers hereby agree, on the terms and conditions set forth in this Agreement, to issue commercial and standby Letters of Credit in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action, a “Modification”), from time to time from and including the Closing Date and prior to the Revolving Loan Termination Date upon the request of the applicable Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $50,000,000 and (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Loan Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Revolving Loan Termination Date and (y) one year after its issuance; provided that any Facility LC with a one-year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (x) above). All Existing Facility LCs shall be deemed to have been issued pursuant to this Agreement and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

2.24.2 Participations. Upon the issuance or Modification by the applicable LC Issuer of a Facility LC in accordance with this Section 2.24, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Loan Pro Rata Share.

2.24.3 Notice. The applicable Borrower shall give the applicable LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC (or such shorter period as shall be agreed to by the Borrowers, the Agent and the LC Issuers), specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. The applicable LC Issuer shall promptly notify the Agent, and, upon issuance only, the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.24.4 LC Fees. The Company shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Revolving Loan Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn amount under such Facility LC, such fee to be payable in arrears on each Payment Date, and (ii) with respect to each commercial Facility LC, a one-time letter of credit fee in an amount to be agreed upon between the Company and the applicable LC Issuer based upon the initial stated amount (or, with respect to a Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance or increase. The applicable Borrower shall also pay to each LC Issuer for its own account (x) at the time of such LC Issuer’s issuance of any standby Facility LC, a fronting fee in an amount equal to 0.125% multiplied by the face amount of such standby Facility LC, and (y) documentary and processing charges in connection with the issuance, or Modification cancellation, negotiation, or transfer of, and draws under Facility LCs in accordance with the applicable LC Issuer’s standard schedule for such charges as in effect from time to time. Each fee described in this Section 2.24.4 shall constitute an “LC Fee”.

2.24.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Agent and the Agent shall promptly notify the applicable Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date to such beneficiary (the “LC Payment Date”); provided, however, that the failure of such LC Issuer to so notify such Borrower shall not in any manner affect the obligations of any Borrower to reimburse such LC Issuer pursuant to Section 2.24.6. The responsibility of each LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs issued by such LC Issuer as it does with respect to Letters of Credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the applicable LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Revolving Loan Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued by such LC Issuer to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.24.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the applicable LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances. In the event any LC Issuer shall receive any payment from any Lender pursuant to this Section 2.24.5, the Agent (acting for this purpose solely as agent of the Borrowers) (i) shall keep a register for the registration relating to each such Reimbursement Obligation, specifying such participating Lender’s name, address and entitlement to payments with respect to such participating Lender’s share of the principal amount of any Reimbursement Obligation and interest thereon with respect to its respective participations, and each transfer thereof and the name and address of each transferee and (ii) shall collect, prior to the time such participating Lender receives payment with respect to such participation, from each such participating Lender the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if such participating Lender were a Lender under Section 3.5.

2.24.6 Reimbursement by Borrowers. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the LC Issuers on or before the applicable LC Payment Date for any amounts to be paid by any LC Issuer upon any drawing under any Facility LC issued by such LC Issuer, without presentment, demand, protest or other formalities of any kind; provided that no Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by any Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the applicable LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by any LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Revolving Loan Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.24.5. Subject to the terms and conditions of this Agreement (including, without limitation, the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrowers may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.24.7 Obligations Absolute. The Borrowers’ obligations under this Section 2.24 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrowers further agree with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of their respective Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of their respective Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon such Borrower and shall not put any LC Issuer or any Lender under any liability to any Borrower. Nothing in this Section 2.24.7 is intended to limit the right of any Borrower to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.24.6.

2.24.8 Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.24, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.24.9 Indemnification. The Borrowers hereby agree to indemnify and hold harmless each Lender, each LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, reasonable costs or expenses which such Lender, such LC Issuer or the Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, reasonable costs or expenses which any LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that no Borrower shall be required to indemnify any Lender, any LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by such LC Issuer complied with the terms of such Facility LC or (y) any LC Issuer’s failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.24.9 is intended to limit the obligations of any Borrower under any other provision of this Agreement.

2.24.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Revolving Loan Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by any Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the applicable LC Issuer’s failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.24 or any action taken or omitted by such indemnitees hereunder.

2.24.11 Facility LC Collateral Account. The Borrowers agree that the Company will, on behalf of each of the Borrowers, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuers or the Lenders in respect of any

Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Company but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which no Borrower shall have any interest other than as set forth in Section 8.1. Each Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan Chase having a maturity not exceeding 30 days. Nothing in this Section 2.24.11 shall either obligate the Agent to require any Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.24.12 Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.25. Subsidiary Borrowers. The Company may at any time or from time to time, with the consent of the Agent, add as a party to this Agreement any Domestic Subsidiary that is a Wholly-Owned Subsidiary to be a Subsidiary Borrower hereunder by the execution and delivery to the Agent and the Lenders of (a) a duly completed Assumption Letter by such Domestic Subsidiary, with the acknowledgement of the Agent and written consent of the Borrowers at the foot thereof, (b) such opinions, agreements, documents, certificates or other items as may be required by Section 4.3, such documents with respect to any additional Subsidiary Borrowers to be substantially similar in form and substance to the Loan Documents executed on or about the Closing Date by the Subsidiary Borrowers parties hereto as of the Closing Date. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Credit Extensions made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full, all Facility LCs issued for the account of such Subsidiary Borrower have expired or been returned and terminated and all other obligations of such Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five (5) Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary Borrower’s status as a “Subsidiary Borrower” (it being understood and agreed that such Subsidiary Borrower shall remain liable with respect to indemnification and similar obligations incurred prior to such termination). The Agent shall give the Lenders written notice of the addition of any Subsidiary Borrowers to this Agreement.

2.26. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.5.1;

(ii) the Revolving Loan Commitment and Outstanding Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(iii) if any Swing Line Exposure or LC Obligations exist at the time such Lender becomes a Defaulting Lender then:

(a) so long as (x) the conditions set forth in Section 4.2 are satisfied at the time of reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) no Default shall be continuing: all or any part of the Swing Line Exposure and LC Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Loan Pro Rata Shares, but only to the extent the sum of all non-Defaulting Lenders’ Outstanding Revolving Credit Exposure plus such Defaulting Lender’s Swing Line Exposure and LC Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the applicable LC Issuers only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 8.1 for so long as such LC Obligations remain outstanding;

(c) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Obligations pursuant to clause (b) above, the Borrowers shall not be required to pay any LC Fees to such Defaulting Lender (or the Agent or any other Lender) pursuant to Section 2.24.4 with respect to such Defaulting Lender’s LC Obligations during the period such Defaulting Lender’s LC Obligations are cash collateralized;

(d) if the LC Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the Commitment Fees and the LC Fees payable to the Lenders pursuant to Section 2.5 and Section 2.24.4, respectively, shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Loan Pro Rata Shares; and

(e) if all or any portion of such Defaulting Lender’s LC Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the LC Issuers or any other Lender hereunder, all LC Fees payable under Section 2.24.4 with respect to such Defaulting Lender’s LC Obligations shall be payable to the applicable LC Issuer (and not to such Defaulting Lender) until and to the extent that such LC Obligations are reallocated and/or cash collateralized; and

(iv) so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no LC Issuer shall be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Obligations will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.26(iii), and participating interests in any such newly made Swing Line Loan or any newly issued or increased Facility LC shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.26(iii)(a) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or any LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and such LC Issuer shall not be required to issue or Modify any Facility LC, unless the Swing Line Lender or such LC Issuer, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swing Line Lender or such LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Agent, the Borrowers, each of the LC Issuers and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Loan Pro Rata Share.

Nothing contained in the foregoing shall be deemed to constitute a waiver by any Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If any Change in Law:

(i)	subjects the Agent, any Lender, any applicable Lending Installation or any LC Issuer to any taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Taxes, (B) Excluded Taxes or (C) Other Taxes), or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances) with respect to its Revolving Loan Commitment, Loans, Facility LCs or participations therein, or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Revolving Loan Commitment, Loans or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Revolving Loan Commitment or Loans or Facility LCs (including participations therein), or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Revolving Loan Commitment or Loans or Facility LCs (including participations therein) held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer, as applicable, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or applicable Lending Installation or such LC Issuer of making or maintaining its Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than euro into a Loan denominated in euro) or Revolving Loan Commitment or of issuing or participating in Facility LCs, as applicable, or to reduce the return received by the Agent, such Lender or applicable Lending Installation or LC Issuer in connection with such Loans, Revolving Loan Commitment or Facility LCs (including participations therein), then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by the Agent, such Lender or LC Issuer, the Borrowers shall pay the Agent, such Lender or LC Issuer such additional amount or amounts as will compensate the Agent, such Lender or LC Issuer for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender or any LC Issuer determines the amount of capital required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change in Capital Adequacy Regulations, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender or such LC Issuer, the Borrowers shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Revolving Credit Exposure, its Revolving Loan Commitment or its commitment to issue Facility LCs, as applicable, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy). “Change in Capital Adequacy Regulations” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, or change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender or any LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date and (iii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III.

3.3. Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (y) the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, or (iii) no reasonable basis exists for determining the Eurocurrency Reference Rate, then the Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Advance, on the date specified by the applicable Borrower for any reason other than default by the Lenders, or a Eurocurrency Advance is not prepaid on the date specified by the applicable Borrower for any reason, the Borrowers will, jointly and severally, indemnify each Lender for any reasonable loss or cost incurred by it resulting therefrom, including, without limitation, any reasonable loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

3.5. Taxes. (i) All payments by the Borrowers to or for the account of any Lender or any LC Issuer or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the

Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof or, if a receipt cannot be obtained with reasonable efforts, such other evidence of payment as is reasonably acceptable to the Agent, in each case within 30 days after such payment is made.

(ii)	In addition, the Borrowers shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application or any other Loan Document (“Other Taxes”).

(iii)	The Borrowers shall indemnify the Agent, each LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, such LC Issuer or such Lender as a result of its Revolving Loan Commitment, any Credit Extensions made by it hereunder, any Facility LC issued or participated in by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, such LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv)

Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date on which it becomes a party to this Agreement (but in any event before a payment is due to it hereunder), (i) deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor forms, certifying in either case that such Non-U.S. Lender is entitled to receive payments under this Agreement or under any Note or Facility LC Application without deduction or withholding of any United States federal income taxes, or (ii) in the case of a Non-U.S. Lender that is fiscally transparent, deliver to the Agent a United States Internal Revenue Service Form W-8IMY or successor form together with the applicable accompanying duly completed copies of United States Internal Revenue Service applicable Forms W-8 or W-9 or successor forms, as the case may be, and certify that it is entitled to an exemption from United States withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Agent renewals or additional copies of such form (or any successor form) (x) on or before the date that such form expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, and (z) from time to time upon reasonable request by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)	For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Company shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)	Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)	Each Lender shall severally indemnify the Agent for any taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrowers have not already indemnified the Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Agent in connection with any Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.5(vii) shall be paid within 30 days after the Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(viii)	If a payment made to a Lender under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.6. Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to Sections 3.1, 3.2, 3.4 or 3.5 shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any LC Issuer (or such Lender’s or LC Issuer’s holding company) for any amounts payable pursuant to Section 3.1, 3.2, 3.4 or 3.5 incurred more than 180 days prior to the date such Lender or LC Issuer notifies the Borrowers of the applicable Change in Law (as described in Section 3.1), the applicable Change in Capital Adequacy Regulations (as described in Section 3.2), the applicable event giving rise to funding indemnification (as described in Section 3.4) or the applicable Taxes (as described in Section 3.5) and of such Lender’s or such LC Issuer’s intention, as the case may be, to claim compensation therefor; provided, further that, if any Change in Law or Change in Capital Adequacy Regulations or Taxes giving rise to such requested amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7. Alternative Lending Installation. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, reasonably disadvantageous to such Lender. A Lender’s designation of an alternative Lending Installation shall not affect any Borrower’s rights under Section 2.23 to replace a Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness of this Agreement. This Agreement shall not become effective, unless on or before December 16, 2011, the following conditions precedent have been satisfied and the Company has furnished to the Agent with sufficient copies for the Lenders:

4.1.1 Copies of the articles or certificate of incorporation (or the equivalent thereof) of each Credit Party, in each case, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of organization and accompanied by a certification by the Secretary or Assistant Secretary of such Credit Party that there have been no changes in the matters certified by such governmental officer since the date of such governmental officer’s certification.

4.1.2 Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party, in each case, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

4.1.3 An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each such Credit Party authorized to sign the Loan Documents to which it is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Credit Party.

4.1.4 A certificate reasonably acceptable to the Agent signed by the chief financial officer of the Company, stating that on the Closing Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V shall be true and correct as of such date and (c) no material adverse change in the business, Property, condition (financial or otherwise), operations or results of operations, performance or prospects of the Company and its Subsidiaries taken as a whole has occurred since April 30, 2011.

4.1.5 Written opinion of Matthew Levitt, counsel to the Credit Parties, in form and substance reasonably satisfactory to the Agent and addressed to the Lenders in substantially the form of Exhibit A hereto.

4.1.6 Duly executed originals of this Agreement from each of the Credit Parties parties thereto and duly executed originals of any Note(s) requested by a Lender pursuant to Section 2.15 payable to the order of each such requesting Lender.

4.1.7 Satisfactory financial statement projections through and including the Company’s 2016 fiscal year, together with such information as Agent may reasonably request to confirm the tax, legal and business assumptions made in such projections.

4.1.8 Evidence satisfactory to the Agent that the Company has paid to the Agent, the Arrangers and the Lenders all fees and other amounts due and payable on or prior to the Closing Date, including (i) the fees agreed to in the Fee Letter and (ii) reimbursement or payment of all expenses required to be reimbursed or paid by the Company hereunder for which invoices have been presented on or before the Closing Date.

4.1.9 Evidence satisfactory to the Agent of the termination and cancellation of, and prepayment of all the obligations under, the Amended and Restated Credit Agreement, dated as of November 28, 2007, among the Company, the Subsidiary Borrowers, the lenders party thereto and JPMorgan Chase, as administrative agent.

4.1.10 Evidence satisfactory to the Agent of the absence of any injunction or temporary restraining order which, in the judgment of the Agent or the Lenders would prohibit the making of the Revolving Loans or the transactions contemplated by this Agreement and absence of litigation which would reasonably be expected to result in a Material Adverse Effect.

4.1.11 Such other documents as any Lender or its counsel may have reasonably requested, including, without limitation, those documents set forth in Exhibit F hereto.

4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.3.4 with respect to Revolving Loans extended for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

4.2.1 At the time of and immediately after giving effect to such Credit Extension, there exists no Default or Unmatured Default.

4.2.2 The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.2.3 All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice, request for issuance of a Facility LC or Swing Line Borrowing Notice, as the case may be, or request for Modification of a Facility LC, with respect to each such Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2.1, 4.2.2 and 4.2.3 have been satisfied.

4.3. Initial Advance to Each New Subsidiary Borrower. The Lenders shall not be required to make a Credit Extension hereunder to a new Subsidiary Borrower added after the Closing Date unless (a) the conditions contained in Section 4.2 have been satisfied and (b) the Company has furnished or caused to be furnished to the Agent with sufficient copies for the Lenders:

4.3.1 The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the acknowledgment of the Agent and the written consent of the Borrowers, as contemplated by Section 2.25.

4.3.2 Copies of the articles or certificate of incorporation (or the equivalent thereof) of such Subsidiary Borrower, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of organization and accompanied by a certification by the Secretary or Assistant Secretary of such Subsidiary Borrower that there have been no changes in the matters certified by such governmental officer since the date of such governmental officer’s certification.

4.3.3 Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of such Subsidiary Borrower of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Subsidiary Borrower is a party.

4.3.4 An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of such Subsidiary Borrower which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Subsidiary Borrower authorized to sign the Loan Documents to which it is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Subsidiary Borrower.

4.3.5 An opinion of counsel to such Subsidiary Borrower, substantially in the form of Exhibit A hereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each Lender, LC Issuer and the Agent as of each of (i) the Closing Date and (ii) each other date as required by Section 4.2:

5.1. Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its Property and (iii) is qualified to do business and is in good standing (to the extent such concept applies to such entity) in all jurisdictions where the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. Each Credit Party has the requisite corporate, partnership or limited liability company power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership or limited liability company, as the case may be, proceedings, and the Loan Documents to which each Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

5.3. No Conflict; Government Consent. Neither the execution and delivery by any Credit Party of the Loan Documents to which it is a party, nor the consummation by such Credit Party of the transactions therein contemplated, nor compliance by such Credit Party with the provisions thereof will violate (i) any applicable law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Credit Party or (ii) such Credit Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Credit Party is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Credit Party pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Credit Party, is required to be obtained by such Credit Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Credit Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The April 30, 2011 consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Agent and the Lenders, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries, at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. Since April 30, 2011, or, in the case of any increase of the Aggregate Revolving Loan Commitment or issuance of Term Loans pursuant to Section 2.5.3, the first day of the Company’s most recently completed fiscal year in respect of which the Company has delivered financial statements in accordance with Section 6.1 hereof, there has been no change in the business, Property, condition (financial or otherwise), operations or results of operations, performance or prospects of the Company and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Company and the Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists (except as permitted by Section 6.15.1) and as to which the failure to file such return or pay such taxes could not reasonably be expected to have a Material Adverse Effect. The United States income tax returns of the Company and the Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended April 30, 2005. No liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries has no material contingent obligations required to be reflected on the Company’s consolidated balance sheet in accordance with generally accepted accounting principles and not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, pursuant to Section 4201 of ERISA, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan. Neither the Company nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan within the meaning of Title IV of ERISA or initiated steps to do so, and, to the knowledge of the Company, no steps have been taken to reorganize or terminate, within the meaning of Title IV of ERISA, any Multiemployer Plan.

5.10. Accuracy of Information. (a) All information, exhibits or reports (other than the projected and pro-forma financial information referenced in clause (b) below (the “Projections”)) furnished by the Company or any Subsidiary to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents are, when furnished, complete and correct in all material respects and do not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (b) the Projections furnished by or on behalf of any Credit Party to the Agent or any Lender in connection with the negotiation of, or compliance with, the Loan Documents, were prepared in good faith based upon assumptions believed to be reasonable at the time.

5.11. Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of each Credit Extension, margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and the Subsidiaries which are subject to any limitation on sale, pledge, or any other restriction hereunder.

5.12. Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13. Compliance With Laws. The Company and the Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. The Company and the Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the assets reflected in the Company’s most recent consolidated financial statements provided to the Agent, as owned by the Company and the Subsidiaries except (i) assets sold or otherwise transferred as permitted under Section 6.12 and (ii) to the extent the failure to hold such title could not reasonably be expected to have a Material Adverse Effect.

5.15. Plan Assets; Prohibited Transactions. None of the Credit Parties is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and assuming the accuracy of the representations and warranties made in Section 9.12 and in any assignment made pursuant to Section 12.3.3, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. In the ordinary course of its business, the officers of the Company and the Subsidiaries consider the effect of Environmental Laws on the business of the Company and the Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company or any Subsidiary due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. [RESERVED].

5.19. Insurance. The Company maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and properties and risks as is consistent with sound business practice.

5.20. Solvency. After giving effect to (i) the Credit Extensions to be made on the Closing Date or such other date as Credit Extensions requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Loan Documents, and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Company and its Subsidiaries taken as a whole are Solvent.

5.21. No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

5.22. Reportable Transaction. No Borrower intends to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of the Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. Each Borrower acknowledges that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

5.23. Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Company and its Subsidiaries to its employees and former employees, as estimated by the Company in accordance with procedures and assumptions deemed reasonable by the Required Lenders is zero.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

6.1.1 Within 90 days after the close of each of the Company’s fiscal years, commencing with the fiscal year ending April 28, 2012, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis, for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders; (b) any management letter prepared by said accountants, and (c) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

6.1.2 Within 45 days after the close of the first three quarterly periods of each of the Company’s fiscal years, commencing with the fiscal quarter ending October 29, 2011, for the Company and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer or treasurer.

6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement, which certificate shall also state that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and a certificate executed and delivered by the chief executive officer or chief financial officer stating that the Company and each of its respective principal officers are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.4 Within 120 days after the close of each of the Company’s fiscal years, a copy of the plan and forecast (including a projected balance sheet, income statements and funds flow statements, and any narrative prepared with respect thereto) of the Company and its Subsidiaries for the upcoming fiscal year prepared in such detail as shall be reasonably satisfactory to the Agent.

6.1.5 Within 270 days after the close of each fiscal year of the Company, if applicable, a copy of the actuarial report showing the Unfunded Liabilities of each Single Employer Plan as of the valuation date occurring in such fiscal year, certified by an actuary enrolled under ERISA.

6.1.6 As soon as possible and in any event within 10 days after any Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

6.1.7 As soon as possible and in any event within 10 days after receipt by the Company or any Subsidiary, a copy of (a) any notice or claim to the effect that the Company or any Subsidiary is or may be liable to any Person as a result of the release by the Company, any Subsidiary, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any Environmental Law by the Company or any Subsidiary, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.1.8 Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

6.1.9 Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any Subsidiary files with the SEC, including, without limitation, all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.10 Prior to the execution thereof, draft copies of all material amendments to the 2011 Note Purchase Agreement, the 2011 Senior Notes, the 2008 Note Purchase Agreement, the 2008 Senior Notes and any notes, indenture or other agreements evidencing Indebtedness incurred pursuant to Section 6.14.12.

6.1.11 Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2. Use of Proceeds. Each Borrower will use the proceeds of the Revolving Loans for general corporate purposes including, without limitation, for working capital, repayment of certain existing Indebtedness of the Borrowers, capital expenditures permitted under this Agreement, Permitted Acquisitions and distributions permitted under Section 6.10 and to pay fees and expenses incurred in connection with this Agreement. The Borrowers shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

6.3. Notice of Default. Within five (5) Business Days after an Authorized Officer of any Borrower becomes aware thereof, such Borrower will, and the Company will cause each other Subsidiary to, give notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default, (ii) the occurrence of any Off-Balance Sheet Trigger Event or any material default under or with respect to any Material Indebtedness or any material service agreement to which the Company or any Subsidiary is a party (together with copies of all default notices, if any, pertaining thereto) and (iii) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. Each Borrower will, and the Company will cause each other Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as conducted by the Company or its Subsidiaries as of the Closing Date, and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5. Taxes. Each Borrower will, and the Company will cause each other Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and (ii) those taxes, assessments, charges and levies which by reason of the amount involved or the remedies available to the applicable taxing authority could not reasonably be expected to have a Material Adverse Effect.

6.6. Insurance. Each Borrower will, and the Company will cause each other Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such properties and risks as is consistent with sound business practice, and the Company will furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws. Each Borrower will, and the Company will cause each other Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.8. Maintenance of Properties. Subject to Section 6.12, each Borrower will, and the Company will cause each other Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property used in the operation of its business in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.9. Inspection; Keeping of Books and Records. Each Borrower will, and the Company will cause each other Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate. Each Borrower shall keep and maintain, and the Company shall cause each of the other Subsidiaries to keep and maintain, in all material respects, complete, accurate and proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Company, upon the Agent’s request, shall turn over copies of any such records to the Agent or its representatives.

6.10. Dividends. No Borrower will, nor will the Company permit any other Subsidiary to, declare or pay any dividend or make any distribution on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary of the Company may declare and pay dividends or make distributions to any Borrower or to a Guarantor and (ii) the Company may declare and pay dividends on its capital stock, and may repurchase shares of its capital stock provided that (x) no Default or Unmatured Default shall exist before or after giving effect to such dividends (or be created as a result thereof) and (y) the Company shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Agent pursuant to Section 6.1.3 prior to the payment of such dividend or such repurchase (after giving effect to the issuance of any Indebtedness in connection therewith and such dividend or repurchase as if made on the first day of such period).

6.11. Merger. No Borrower will, nor will the Company permit any other Subsidiary to, merge or consolidate with or into any other Person, except that:

6.11.1 (x) A Subsidiary Borrower may merge into (i) the Company, provided the Company shall be the continuing or surviving corporation, or (ii) another Subsidiary Borrower or any other Person that becomes a Subsidiary Borrower promptly upon the completion of the applicable merger or consolidation, and (y) a Guarantor may merge into (i) any Borrower, provided such Borrower shall be the continuing or surviving corporation, or (ii) another Guarantor or any other Person that becomes a Guarantor promptly upon the completion of the applicable merger or consolidation.

6.11.2 A Subsidiary that is not a Guarantor or Subsidiary Borrower and not required to be a Guarantor may merge or consolidate with or into the Company or any Wholly-Owned Subsidiary.

6.11.3 Any Subsidiary of the Company may consummate any merger or consolidation in connection with any Permitted Acquisition.

6.12. Sale of Assets. No Borrower will, nor will the Company permit any other Subsidiary to, lease, sell, transfer or otherwise dispose of its Property to any other Person, except:

6.12.1 Sales of inventory in the ordinary course of business.

6.12.2 A disposition of assets (i) by the Company or any Subsidiary to any Credit Party, (ii) by a Subsidiary that is not a Credit Party and not required to be a Guarantor to any other Subsidiary and (iii) subject to Section 6.24, by any Credit Party to any Foreign Subsidiary.

6.12.3 A disposition of obsolete property or property no longer used in the business of the Company or any Subsidiary.

6.12.4 So long as no Default or Unmatured Default has occurred, a disposition of assets for an aggregate purchase price of up to $700,000,000 outstanding at any time pursuant to, and in accordance with, the Receivables Purchase Facilities.

6.12.5 The license or sublicense of software, trademarks, and other intellectual property in the ordinary course of business which do not materially interfere with the business of the Company or any Subsidiary.

6.12.6 Consignment arrangements (as consignor or consignee) or similar arrangements for the sale of goods in the ordinary course of business and consistent with the past practices of the Company and the Subsidiaries.

6.12.7 So long as no Default or Unmatured Default shall have occurred and is continuing or would result therefrom, leases, sales or other dispositions of its Property that (i) are for consideration consisting at least seventy-five percent (75%) of cash, (ii) are for not less than fair market value, and (iii) together with all other Property of the Company and the Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted by this Section 6.12) as permitted by this Section 6.12.7 during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute in the aggregate a Substantial Portion of the Property of the Company and its Subsidiaries.

6.13. Investments and Acquisitions. No Borrower will, nor will the Company permit any other Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

6.13.1 Subject to Section 6.24, cash and Cash Equivalent Investments and other Investments that comply with the Company’s investment policy as in effect on the Closing Date, a copy of which the Company has provided to the Agent.

6.13.2 The 2006 ESOP Note, the Thompson Note and other existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.13 and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension.

6.13.3 Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

6.13.4 Investments consisting of intercompany loans permitted under Section 6.14.6.

6.13.5 All Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(i)	as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition;

(ii)	such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened in writing by any shareholder or director of the seller or entity to be acquired;

(iii)	the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Company and the Subsidiaries are engaged on the Closing Date;

(iv)	as of the date of the consummation of such Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

(v)	the Purchase Price for each such Acquisition together with the Purchase Price of all other Permitted Acquisitions shall (A) not be subject to limitation so long as the Leverage Ratio as of the last day of the fiscal quarter of the Company referred to in the most recent Financials calculated on a pro forma basis (giving effect to such Permitted Acquisition as if made on the first day of such period) shall be 3.25 to 1.00 or lower after giving effect to such Acquisition and (B) not exceed $100,000,000 if the Leverage Ratio as of the last day of the fiscal quarter of the Company referred to in the most recent Financials calculated on a pro forma basis (giving effect to such Permitted Acquisition as if made on the first day of such period) shall be greater than 3.25 to 1.00 after giving effect to such Acquisition;

(vi)	with respect to each Permitted Acquisition with respect to which the Purchase Price shall be greater than $50,000,000, not less than fifteen (15) days prior to the consummation of such Permitted Acquisition, the Company shall have delivered to the Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and the Subsidiaries (the “Acquisition Pro Forma”), based on the Company’s most recent financial statements delivered pursuant to Section 6.1.1 and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the repayment of any Indebtedness in connection with such Permitted Acquisition, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Company would have been in compliance with the financial covenants set forth in Sections 6.20, 6.21 and 6.22 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Agent pursuant to Section 6.1.3 prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition as if made on the first day of such period); and

(vii)	prior to (or, with respect to clause (A) below, concurrently with) the consummation of each such Permitted Acquisition, the Company shall deliver to the Agent a documentation, information and certification package in form and substance acceptable to the Agent, including, without limitation;

(A)	to the extent required under Section 6.23, a supplement to the Guaranty if the Permitted Acquisition is an Acquisition of equities and the target company will not be merged with the Company or any other Borrower;

(B)	the financial statements of the target entity together with any pro forma financial statements, projections, forecasts and budgets prepared by the Company in connection therewith;

(C)	a copy of the acquisition agreement for such Acquisition, together with drafts of the material schedules thereto;

(D)	a copy of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Acquisition; and

(E)	such other documents or information as shall be reasonably requested by the Agent or any Lender.

6.13.6 Investments constituting promissory notes and other non-cash consideration received in connection with any transfer of assets permitted under Section 6.12.7.

6.13.7 Customer advances in the ordinary course of business.

6.13.8 Extensions of customer or trade credit in the ordinary course of business consistent with the Company’s and the Subsidiaries’ past practices.

6.13.9 Investments constituting Rate Management Transactions permitted under Section 6.17.

6.13.10 Subject to Section 6.24, the creation or formation of new Subsidiaries (as opposed to the Acquisition of new Subsidiaries), so long as all applicable requirements under Section 6.23 shall have been, or concurrently therewith are, satisfied.

6.13.11 Investments constituting expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with Agreement Accounting Principles to the extent otherwise permitted under this Agreement.

6.13.12 Investments by (i) the Company and its Subsidiaries in any Credit Party, (ii) any Subsidiary which is not a Credit Party and is not required to be a Guarantor in any other Subsidiary which is not a Credit Party and is not required to be a Guarantor and (iii) subject to Section 6.24, any Credit Party in any Foreign Subsidiary.

6.13.13 Deposits made in the ordinary course of business and referred to in Sections 6.15.4, 6.15.6 and 6.15.7.

6.13.14 (a) cash Investments constituting the initial capitalization of an SPV in connection with the consummation of any Receivables Purchase Facility permitted under this Agreement in an aggregate amount (calculated based on aggregate of the initial cash capitalization amount of each such SPV) not to exceed $10,000,000, and (b) other Investments in connection with any Receivables Purchase Facility permitted under this Agreement (including intercompany Indebtedness permitted under Section 6.14.4(b)).

6.13.15 Additional Investments in an amount not to exceed $35,000,000 at any one time outstanding.

6.14. Indebtedness. No Borrower will, nor will the Company permit any other Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

6.14.1 The Obligations.

6.14.2 Indebtedness existing on the Closing Date and described in Schedule 6.14, and any replacement, renewal, refinancing or extension of any such Indebtedness that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended and (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended.

6.14.3 Indebtedness arising under Rate Management Transactions permitted under Section 6.17;

6.14.4 (a) Amounts owing under the Receivables Purchase Facilities, the principal amount of which shall not exceed $700,000,000 in the aggregate at any time and (b) subordinated intercompany Indebtedness owing to the Company or any Subsidiary of the Company by any SPV in connection with a Receivables Purchase Facility permitted hereunder.

6.14.5 Secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Company or any Subsidiary after the Closing Date to finance the acquisition of assets used in its business, if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (3) such Indebtedness does not exceed $10,000,000 in the aggregate outstanding at any time, and (4) any Lien securing such Indebtedness is permitted under Section 6.15 (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”).

6.14.6 Indebtedness arising from intercompany loans and advances made by (i) the Company or any Subsidiary to any Credit Party, (ii) any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party or (iii) subject to Section 6.24, any Credit Party to any Foreign Subsidiary; provided that all such Indebtedness shall be expressly subordinated to the Obligations.

6.14.7 Indebtedness incurred or assumed by the Company or any Subsidiary in connection with a Permitted Acquisition but not created in contemplation of such event.

6.14.8 Indebtedness constituting Contingent Obligations otherwise permitted by Section 6.19.

6.14.9 Indebtedness under (i) performance bonds and surety bonds and (ii) bank overdrafts outstanding for not more than two (2) Business Days, in each case incurred in the ordinary course of business.

6.14.10 To the extent the same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition.

6.14.11 Unsecured Indebtedness arising under (i) the 2011 Note Purchase Agreement and the 2011 Senior Notes (and any guarantees in respect thereof) and (ii) the 2008 Note Purchase Agreement and the 2008 Senior Notes (and any guarantees in respect thereof), and, in the case of this clause 6.14.11, (x) no Default or Unmatured Default shall be continuing as of the date of issuance thereof and the Company shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four quarter fiscal period reflected in the compliance certificate most recently delivered (prior to the issuance and use of proceeds of such Indebtedness) to the Agent pursuant to Section 6.1.3 after giving effect to the issuance of such Indebtedness (and the use of proceeds thereof) as if made on the first day of such period, and (y) such Indebtedness shall have a maturity date no earlier than the later to occur of (A) the Revolving Loan Termination Date and (B) the maturity date of the 2008 Term Loan Agreement, shall not provide for any mandatory principal prepayments or amortization prior to the later to occur of (A) the Revolving Loan Termination Date and (B) the maturity date of the 2008 Term Loan Agreement, and, if secured, the holders of such Indebtedness shall have entered into an intercreditor agreement in form and substance reasonably acceptable to the Agent.

6.14.12 Additional unsecured Indebtedness in an aggregate principal amount in Dollars not to exceed $350,000,000; provided that (x) no Default or Unmatured Default shall be continuing as of the date of issuance thereof and the Company shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four quarter fiscal period reflected in the compliance certificate most recently delivered (prior to the issuance and use of proceeds of such Indebtedness) to the Agent pursuant to Section 6.1.3 after giving effect to the issuance of such Indebtedness (and the use of proceeds thereof) as if made on the first day of such period, and (y) such Indebtedness shall have a maturity date no earlier than the later to occur of (A) the Revolving Loan Termination Date and (B) the maturity date of the 2008 Term Loan Agreement and shall not provide for any mandatory principal prepayments or amortization prior to the later to occur of (A) the Revolving Loan Termination Date and (B) the maturity date of the 2008 Term Loan Agreement.

6.14.13 Unsecured Indebtedness arising under that certain Term Loan Credit Agreement dated as of March 2008, by and among the Company, as borrower, the Lenders from time to time parties thereto and JPMorgan Chase, as administrative agent, as amended, or otherwise modified from time to time (the “2008 Term Loan Agreement”).

6.15. Liens. No Borrower will, nor will the Company permit any other Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any Subsidiary, except:

6.15.1 Liens, if any, securing Obligations.

6.15.2 Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.3 Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.4 Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.15.5 Liens existing on the Closing Date and described in Schedule 6.15.

6.15.6 Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.15.7 Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.15.8 Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of the Company and the Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which are not material in amount and that do not materially interfere with the conduct of the business of the Company or such Subsidiary conducted at the property subject thereto.

6.15.9 Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, but only to the extent and for an amount and for a period not resulting in a Default under Section 7.8.

6.15.10 Liens on receivables and related assets (including, without limitation, (i) any interest in the equipment or inventory (including returned or repossessed goods), if any, the sale, financing or lease of which gave rise to the receivables, together with insurance related thereto, (ii) all security interests purporting to secure payment of the receivables, (iii) all guaranties, insurance, letters of credit or other agreements supporting or securing payment of the receivables, (iv) all contracts associated with the receivables, (v) all collection accounts and lockbox accounts into which receivables payments are made, (vi) all records relating to the receivables, and (vii) all proceeds of the foregoing) arising in connection with a Receivables Purchase Facility permitted under Section 6.14.4.

6.15.11 Liens existing on any specific fixed asset of any Subsidiary of the Company at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.15.12 Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within six (6) months after the acquisition or completion or construction thereof.

6.15.13 Liens existing on any specific fixed asset of any Subsidiary of the Company at the time such Subsidiary is merged or consolidated with or into the Company or any Subsidiary and not created in contemplation of such event.

6.15.14 Liens existing on any specific fixed asset prior to the acquisition thereof by the Company or any Subsidiary and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets, other than improvements thereon and proceeds thereof.

6.15.15 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under Sections 6.15.5, 6.15.11 through 6.15.14; provided that (i) such Indebtedness is not secured by any additional assets, other than improvements thereon and proceeds thereof, and (ii) the amount of such Indebtedness secured by any such Lien is not increased.

6.15.16 Liens securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Company or any Subsidiary other than that purchased with the proceeds of such Permitted Purchase Money Indebtedness, other than improvements thereon and proceeds thereof.

6.15.17 Liens in respect of Capitalized Lease Obligations to the extent permitted hereunder and Liens arising under any equipment, furniture or fixtures leases or Property consignments to the Company or any Subsidiary otherwise permitted under the Loan Documents.

6.15.18 Licenses, leases or subleases granted to others in the ordinary course of business consistent with the Company’s and the Subsidiaries’ past practices that do not materially interfere with the conduct of the business of the Company and the Subsidiaries taken as a whole.

6.15.19 Statutory and contractual landlords’ Liens under leases to which the Company or any Subsidiary is a party.

6.15.20 Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

6.15.21 Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure the payment of customs’ duties in connection with the importation of goods.

6.15.22 Any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement.

6.15.23 Liens not otherwise permitted under this Section 6.15 to the extent attaching to Properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of, $10,000,000, in the aggregate at any one time outstanding.

6.16. Affiliates. No Borrower will enter into, directly or indirectly, nor will the Company permit any other Subsidiary to enter into, directly or indirectly, any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrowers and the Guarantors) except (a) in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction and (b) in connection with any Receivables Purchase Facility permitted under Section 6.14.4.

6.17. Financial Contracts. No Borrower will, nor will the Company permit any other Subsidiary to, enter into or remain liable upon any Rate Management Transactions except for those entered into (i) by the Company and its Subsidiaries in the ordinary course of business for bona fide hedging purposes and not for speculative purposes and (ii) by any SPV in connection with a Receivables Purchase Facility permitted hereunder.

6.18. Subsidiary Covenants. No Borrower will, and the Company will not permit any other Subsidiary (other than any SPV) to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than any SPV) (i) to pay dividends or make any other distribution on its stock, (ii) to pay any Indebtedness or other obligation owed to the Company or any Subsidiary, (iii) to make loans or advances or other Investments in the Company or any Subsidiary, or (iv) to sell, transfer or otherwise convey any of its property to the Company or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) this Agreement, the other Loan Documents, the 2011 Note Purchase Agreement, the 2008 Note Purchase Agreement, the 2008 Term Loan Agreement and the Receivables Purchase Documents, (b) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (c) customary provisions restricting assignment of any licensing agreement or other contract entered into by Company and its Subsidiaries in the ordinary course of business, (d) restrictions on the transfer of any asset pending the close of the sale of such asset and (e) restrictions on the transfer of any assets subject to a Lien permitted by Section 6.15.

6.19. Contingent Obligations. No Borrower will, nor will the Company permit any other Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except Contingent Obligations arising with respect to (i) this Agreement and the other Loan Documents, including, without limitation, Reimbursement Obligations (ii) customary indemnification obligations in favor of purchasers in connection with asset dispositions permitted hereunder, (iii) customary indemnification obligations under such Person’s charter and bylaws (or equivalent formation documents), (iv) indemnities in favor of the Persons issuing title insurance policies insuring the title to any property, (v) guarantees of (a) real property leases of the Company and its Subsidiaries and (b) personal property Operating Leases of the Company and its Subsidiaries, in each case entered into in the ordinary course of business by the Company or any of the Subsidiaries, (vi) the Receivables Purchase Facility and (vii) other Contingent Obligations constituting guarantees of Indebtedness of the Company or any of its Subsidiaries permitted under Section 6.14, provided that to the extent such Indebtedness is subordinated to the Obligations each such Contingent Obligation shall be subordinated to the Obligations on terms reasonably acceptable to the Agent.

6.20. Leverage Ratio. The Company will maintain, as of the end of each fiscal quarter, a Leverage Ratio of not greater than (i) 3.75 to 1.00 as of the last day of each fiscal quarter ending on or prior to July 28, 2012 and (ii) 3.50 to 1.00 as of the last day of each fiscal quarter period ending thereafter.

6.21. Interest Expense Coverage Ratio. The Company will not permit the ratio (the “Interest Expense Coverage Ratio”), determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters of (i) Consolidated Adjusted EBITDA during such period to (ii) Consolidated Interest Expense during such period, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

6.22. [RESERVED].

6.23. Additional Subsidiary Guarantors. The Company shall execute or shall cause to be executed on the date any Person becomes a Material Domestic Subsidiary of the Company (other than an SPV or a Subsidiary Borrower), the Guaranty (or a supplement to the Guaranty) pursuant to which such Material Domestic Subsidiary shall become a Guarantor, and shall deliver or cause to be delivered to the Agent all appropriate corporate resolutions and other documentation (including opinions of counsel) in each case in form and substance reasonably satisfactory to the Agent. If at any time (a) the aggregate assets of all of the Company’s Domestic Subsidiaries that are not Subsidiary Borrowers or Guarantors under the Guaranty exceeds twenty percent (20%) of the consolidated total assets of the Company and its Subsidiaries, or (b) the aggregate Consolidated Adjusted Net Income for the four consecutive fiscal quarters most recently ended of all of the Company’s Domestic Subsidiaries that are not Subsidiary Borrowers or Guarantors under the Guaranty exceeds twenty percent (20%) of the Company’s Consolidated Adjusted Net Income for such period, the Company will, within 30 days after its senior management becomes aware (or reasonably should have become aware) of such event, cause to be executed and delivered to the Agent a supplement to the Guaranty (together with such other documents, opinions and information as the Agent may require) with respect to additional Domestic Subsidiaries to the extent necessary so that, after giving effect thereto, the threshold levels in clauses (a) and (b) above are not exceeded.

6.24. Foreign Subsidiary Investments. No Borrower will, nor will the Company permit any other Credit Party to, enter into or suffer to exist Foreign Subsidiary Investments at any time in an aggregate amount greater than $150,000,000.

6.25. Subordinated Indebtedness. No Borrower will, nor with the Company permit any other Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

6.26. Sale of Accounts. No Borrower will, nor will the Company permit any other Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse except to the extent permitted by Section 6.12.4.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2 Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one Business Day after the same becomes due or (iii) interest upon any Loan, any Commitment Fee, LC Facility Fee or other Obligations under any of the Loan Documents within five (5) days after such interest, fee or other Obligation becomes due.

7.3 The breach by any Borrower of any of the terms or provisions of any of Sections 6.1 through 6.3 or any of Sections 6.10 through 6.26.

7.4 The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) or any other Credit Party of any of the terms or provisions of this Agreement or any other Loan Document to which it is a party which is not remedied within five (5) days after the earlier to occur of (i) written notice from the Agent or any Lender to the Company or (ii) an Authorized Officer of any Borrower otherwise become aware of any such breach.

7.5 Failure of the Company or any Subsidiary to pay when due any Material Indebtedness (beyond the applicable grace period with respect thereto, if any); or the default by the Company or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Company or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 The Company or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Company or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and the Subsidiaries which, when taken together with all other Property of the Company and the Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Company or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not (a) stayed on appeal or otherwise being appropriately contested in good faith or (b) paid in full by third-party insurers under the Company’s or any Subsidiary’s insurance policies.

7.10 The Unfunded Liabilities of all Single Employer Plans shall exceed $10,000,000 in the aggregate, or any Reportable Event shall occur in connection with any Plan.

7.11 Nonpayment by the Company or any Subsidiary of any Rate Management Obligation, in an outstanding principal amount of $5,000,000 or more, when due or the breach by the Company or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

7.12 Any Change in Control shall occur.

7.13 The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $10,000,000 per annum.

7.14 The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Company and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000.

7.15 The Company or any Subsidiary shall (i) be the subject of any proceeding or investigation pertaining to the release by the Company or any Subsidiary or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), has resulted in liability to the Company or any Subsidiary in an amount equal to $10,000,000 or more, which liability is not paid, bonded or otherwise discharged within 60 days or which is not stayed on appeal and being appropriately contested in good faith.

7.16 Any Loan Document shall fail to remain in full force or effect against the Company or any Subsidiary, or the Company or any Subsidiary shall assert that its obligations thereunder are discontinued, invalid or unenforceable for any reason or any action shall be taken or shall fail to be taken to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document.

7.17 An event (such event, an “Off-Balance Sheet Trigger Event”) shall occur which (i) permits the investors or purchasers in respect of Off-Balance Sheet Liabilities of the Company or any Affiliate of the Company to require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of the non-payment of any Off-Balance Sheet Liability having an aggregate outstanding principal amount (or similar outstanding liability) greater than or equal to $5,000,000 and (x) such Off-Balance Sheet Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Off-Balance Sheet Liabilities, or (y) such investors shall require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of such Off-Balance Sheet Trigger Event, (ii) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Off-Balance Sheet Liabilities, or (iii) causes or otherwise permits the replacement or substitution of the Company or any Affiliate thereof as the servicer under the agreements evidencing such Off-Balance Sheet Liabilities; provided, however, that this Section 7.17 shall not apply on any date with respect to (a) any voluntary request by the Company or an Affiliate thereof for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments or (b) any scheduled amortization or liquidation at the stated maturity of the facility evidencing such Off-Balance Sheet Liabilities.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to any Credit Party, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any LC Issuer or any Lender, and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to (x) the amount of the LC Obligations at such time minus (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (the “Collateral Shortfall Amount”). Without prejudice to the provisions of Section 4.2, if any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will forthwith upon such demand and without any further notice or act pay to the Agent the Collateral Shortfall Amount which funds shall be deposited in the Facility LC Collateral Account.

(ii)	If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii)	The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuers under the Loan Documents.

(iv)	At any time while any Default is continuing, no Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full in cash (or, with respect to any Reimbursement Obligations, the Facility LCs have been returned and cancelled or back-stopped to the Agent’s reasonable satisfaction) and the Aggregate Revolving Loan Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Company or paid to whomever may be legally entitled thereto at such time.

(v)	If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligations and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Credit Party) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2. Amendments. (i) Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

8.2.1 Without the consent of each Lender adversely affected thereby, extend the Revolving Loan Termination Date, extend the final maturity of any Revolving Loan or extend the expiry date of any Facility LC to a date after the Revolving Loan Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto (other than a waiver of the application of the default rate of interest or LC Fees pursuant to Section 2.12 hereof, which shall only require the approval of the Required Lenders).

8.2.2 Without the consent of each Lender, (1) reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or (2) other than to reflect the issuance of Term Loans hereunder on a ratable basis, amend the definition of “Revolving Loan Pro Rata Share”.

8.2.3 Except as provided in Section 2.5.3, increase the amount of the Revolving Loan Commitment of any Lender hereunder without the consent of such Lender.

8.2.4 Without the consent of each Lender, amend this Section 8.2 other than to reflect the issuance of Term Loans hereunder.

8.2.5 Without the consent of each Lender, permit the Borrower to assign its rights or obligations under this Agreement;

8.2.6 Without the consent of each Lender, other than in connection with a transaction permitted under this Agreement, release (i) any Borrower from its obligations under Article XVI or (ii) any Guarantor that remains a Material Domestic Subsidiary from its obligations under the Guaranty.

(ii)	No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loan shall be effective without the written consent of the Swing Line Lender. No amendment of any provisions of this Agreement relating to any LC Issuer shall be effective without the written consent of such LC Issuer.

(iii)	Notwithstanding the foregoing, (a) this Agreement may be amended or amended and restated pursuant to an increase in the Aggregate Revolving Loan Commitment or an issuance of Term Loans pursuant to Section 2.5.3 with only the consents prescribed by such Section and (b) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(iv) Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of a Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuers and the Lenders until all of the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent, the LC Issuers and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification.

(i)

The Borrowers shall reimburse the Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including outside attorneys’ and paralegals’ fees and expenses of and fees for other advisors and professionals engaged by the Agent or the Arrangers and, unless a Default shall be continuing, with the consent of the Company) paid or incurred by the Agent or the Arrangers in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan

Documents. Each Borrower also agrees to reimburse the Agent, the Arrangers, the LC Issuers and the Lenders for any costs, internal charges and out-of-pocket expenses (including outside attorneys’ and paralegals’ fees and expenses of outside attorneys and paralegals for the Agent, the Arrangers, the LC Issuers and the Lenders) paid or incurred by the Agent, the Arrangers, any LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. Each Borrower acknowledges that from time to time JPMorgan Chase may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to such Borrower’s assets for internal use by JPMorgan Chase from information furnished to it by or on behalf of such Borrower, after JPMorgan Chase has exercised its rights of inspection pursuant to this Agreement.

(ii)	Each Borrower hereby further agrees to indemnify the Agent, the Arrangers, each LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, trustees, investment advisors, attorneys, advisors and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arrangers, any LC Issuer, any Lender or any affiliate is a party thereto, and all outside attorneys’ and paralegals’ fees and expenses of outside attorneys and paralegals of the party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents and the other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, to the extent that the Agent deems necessary.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any Subsidiary with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles, including the Accounting Change, as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by the Borrowers pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuers and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent (except to the limited extent as provided by Section 12.3.4 relating to maintaining the Register), the Arrangers, the LC Issuers, nor any Lender shall have any fiduciary responsibilities to any Borrower or any other Credit Party. Neither the Agent, the Arrangers, the LC Issuers nor any Lender undertakes any responsibility to any Borrower or any other Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. Each Borrower agrees that neither the Agent, the Arrangers, the LC Issuers, nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arrangers, the LC Issuers nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Company or any Subsidiary in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence in accordance with its respective customary practices (but in any event in accordance with reasonable confidentiality practices), except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, for use solely in connection with the transactions contemplated hereby, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee who are expected to be involved in the evaluation of such information in connection with the transactions contemplated hereby, in each case which have been informed as to the confidential nature of such information, (iii) to regulatory officials having jurisdiction over it, (iv) to any Person as required by law, regulation, or legal process, (v) of information that presently or hereafter becomes available to such Lender on a non-confidential basis from a source other than any Borrower and other than as a result of disclosure not otherwise permitted by this Section 9.11, (vi) to any Person in connection with any legal proceeding to which such Lender is a party, (vii) to such Lender’s direct or indirect contractual counterparties in credit derivative transactions or to legal counsel, accountants and other professional advisors to such counterparties, in each case which have been informed as to the confidential nature of such information, (viii) permitted by Section 12.4 and (ix) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder. Without limiting Section 9.4, each Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrowers and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement or any other Loan Document, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12. Lenders Not Utilizing Plan Assets. Each Lender and Designated Lender represents and warrants that none of the consideration used by such Lender or Designated Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender or Designated Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14. Disclosure. Each Borrower and each Lender, including the LC Issuers, hereby acknowledge and agree that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.

9.15. Performance of Obligations. Each Borrower agrees that the Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any collateral for the Obligations and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of the Company or any Subsidiary under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the collateral, if any, for the Obligations, including, without limitation, any action to (x) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (y) pay any rents payable by the Company or any Subsidiary which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its best efforts to give the Company notice of any action taken under this Section 9.15 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect any Borrower’s obligations in respect thereof. Each Borrower, jointly and severally, agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this Section 9.15, together with interest thereon at the rate from time to time applicable to Floating

Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrowers fail to make payment in respect of any such advance under this Section 9.15 within one (1) Business Day after the date the Company receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Revolving Loan Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent’s demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Revolving Loan Pro Rata Share of any such unreimbursed advance under this Section 9.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender’s Revolving Loan Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 9.15 shall constitute Obligations until paid in full by the Borrowers.

9.16. Relations Among Lenders.

9.16.1 No Action Without Consent. Except with respect to the exercise of setoff rights of any Lender, including the LC Issuers, in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Agent.

9.16.2 Not Partners; No Liability. The Lenders, including the LC Issuers, are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. The Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan or any Facility LC after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.17. USA Patriot Act Notification. The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrowers: When a Borrower opens an account, the Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify such Borrower. The Agent and the Lenders may also ask to see such Borrower’s legal organizational documents or other identifying documents.

9.18. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (ii) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (ii) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. JPMorgan Chase is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any of the Holders of Obligations (including, without limitation, the Lenders) by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Holders of Obligations, (ii) is a “representative” of the Holders of Obligations within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Obligations, hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Borrower, any Subsidiary, any Lender or any Holder of Obligations for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Company, any Subsidiary or any guarantor of any of the Obligations or of any of the Company’s, such Subsidiary’s or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose, and shall have no liability for the failure to disclose, to the Lenders information that is not required to be furnished by any Borrower to the Agent at such time, but is voluntarily furnished by such Borrower to the Agent (either in its capacity as Agent or in its individual capacity) or any of its Affiliates.

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval). The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1, 4.2 and 4.3, each Lender that has signed this Agreement (or otherwise become party hereto pursuant to an Assignment Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to the Lenders’ Revolving Loan Pro Rata Shares of the Aggregate Revolving Loan Commitment (or, if the Aggregate Revolving Loan Commitment has been terminated, of the Aggregate Outstanding Revolving Credit Exposure) (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by any Credit Party under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Loan Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any Subsidiary in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the two immediately preceding sentences: (x) subject to clause (y) of this sentence, the consent of the Borrowers shall be required prior to the appointment of a successor Agent unless such successor Agent is a Lender or an Affiliate of a Lender, provided that the consent of the Borrowers shall not be required if a Default has occurred and is continuing, and (y) the Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arranger Fees. The Company agrees to pay to the Agent and the Arrangers, for their respective accounts, the fees agreed to by the Company, the Agent, and the Arranger pursuant to the Fee Letter, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrowers and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. No Duties Imposed on Syndication Agent, Co-Documentation Agents or Arrangers. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent,” “Co- Documentation Agent” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent,” “Co-Documentation Agent” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Holder of Obligations. Each of the Holders of Obligations acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any other Default occurs and continues, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower or any Subsidiary may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Revolving Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Revolving Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Revolving Loan Pro Rata Share of the Aggregate Outstanding Revolving Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Revolving Loan Pro Rata Shares of the Aggregate Outstanding Revolving Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns; Designated Lenders.

12.1.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have any right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section

12.3, and (iii) any transfer by Participants must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to direct or indirect contractual counterparties in credit derivative transactions relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.1.2 Designated Lenders.

(i)

Subject to the terms and conditions set forth in this Section 12.1.2, any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 12.1.2 shall be subject to the approval of the Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit E hereto (a “Designation Agreement”) and the acceptance thereof by the Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated

Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided that (x) all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article III hereof for any amount which would exceed the amount that would have been payable by the Borrowers to the Lender from which the Designated Lender obtained any interests hereunder. No additional Notes shall be required with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as an agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and no Borrower nor the Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of any Borrower or the Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 9.11, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender. In addition, each such Designating Lender that elects to designate an Eligible Designee and such Eligible Designee becomes a Designated Lender, (i) shall keep a register for the registration relating to each such Revolving Loan, specifying such Designated Lender’s name, address and entitlement to payments of principal and interest with respect to such Revolving Loan and each transfer thereof and the name and address of each transferees and (ii) shall collect, prior to the time such Designated Lender receives payment with respect to such Revolving Loans from each such Designated Lender, the appropriate forms, certificates, and statements described in Section 3.5 (and updated as required by Section 3.5) as if such Designated Lender were a Lender under Section 3.5.

(ii)

Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 12.1.2 shall survive the termination of this Agreement.

12.2. Participations.

12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Revolving Credit Exposure of such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Revolving Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In addition, each such Lender that sells any participating interest to a Participant under this Section 12.2.1, (i) shall keep a register for the registration relating to each such participation, specifying such Participant’s name, address and entitlement to payment of principal and interest with respect to such participation and each transfer thereof and the name and address of each transferee, and (ii) shall collect prior to the time such Participant receives payments with respect to such participation, from each such Participant the appropriate forms, certificates and statements described in Section 3.5 (and updated as required by Section 3.5) as if such Participant were a Lender under Section 3.5.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Revolving Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.

12.2.3 Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrowers, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2.4 No Participations to Borrowers. No such participation shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

12.3. Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Company, on behalf of the Borrowers, the Agent and each LC Issuer, either be in an amount equal to the entire applicable Outstanding Revolving Credit Exposure of the assigning Lender or (unless each of the Agent and, prior to the occurrence and continuance of a Default, the Company, on behalf of the Borrowers, otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Outstanding Revolving Credit Exposure subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

12.3.2 Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund (other than a Lender or Affiliate of a Lender or an Approved Fund that becomes a Lender solely by means of the settlement of a credit derivative) (which consent shall not be unreasonably withheld or delayed and, in any event, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof); provided that the consent of the Company shall not be required if (i) a Default or Unmatured Default has occurred and is continuing or (ii) if such assignment is in connection with the physical settlement of any Lender’s obligations to direct or indirect contractual counterparties in credit derivative transactions relating to the Loans; provided, that the assignment without the Company’s consent pursuant to clause (ii) shall not increase the Borrowers’ liability under Section 3.5. The consent of the Agent and the LC Issuers shall be required prior to any assignment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3 Effect; Effective Date. Upon (i) delivery to the Agent of an Assignment Agreement, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent by the assigning Lender or the Purchaser for processing such assignment (unless such fee is waived by the Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Revolving Loan Commitment and Outstanding Revolving Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Loan Commitment and Outstanding Revolving Credit Exposure assigned to such Purchaser without any further consent or action by the Company, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Company of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Revolving Loan Termination Date has occurred, their respective Outstanding Revolving Credit Exposure) as adjusted pursuant to such assignment.

12.3.4 Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and each Borrower hereby designates the Agent to act in such capacity), shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.3.5 No Assignments to Borrowers. No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

12.4. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and the Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not organized under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1. Notices; Effectiveness; Electronic Communication.

13.1.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to any Borrower, at the Company’s address or telecopier number set forth on the signature page hereof;

(ii)	if to the Agent or the Swing Line Lender or if the LC Issuer is JPMorgan Chase, (i) in the case of an Advance denominated in Dollars or Canadian Dollars, at its address or telecopier number set forth on the signature page hereof, (ii) in the case of an Advance denominated in an Agreed Currency other than Dollars or Canadian Dollars, at its address or telecopier number set forth on the signature page hereof, with a copy to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of The Manager, Loans Agency, Telephone: 44 207 777 3092, FAX: 44 207 777 2360 and (iii) in the case of any other notice to be delivered hereunder, at its address or telecopier number set forth on the signature page hereof;

(iii)	if to a Lender or to any LC Issuer other than JPMorgan Chase, to it at its address (or telecopier number) set forth in its Administrative Questionnaire delivered to the Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1.2, shall be effective as provided in Section 13.1.2.

13.1.2 Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company, on behalf of each Borrower, may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause

(i) of notification that such notice or communication is available and identifying the website address therefor.

13.2. Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

13.3. Communications on Electronic Transmission System. The Company agrees that the Agent may make communications available to the Lenders by posting such communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, ANY LC ISSUER, ANY LENDER OR ANY HOLDER OF OBLIGATIONS TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT, ANY LC ISSUER, ANY LENDER OR HOLDER OF OBLIGATIONS OR ANY AFFILIATE OF THE AGENT, ANY LC ISSUER, ANY LENDER OR HOLDER OF OBLIGATIONS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT SITTING IN NEW YORK, NEW YORK.

15.3. WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, EACH LC ISSUER, EACH LENDER AND EACH HOLDER OF OBLIGATIONS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR 15.5. CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI

CO-BORROWER PROVISIONS

16.1. Appointment. Each of the Borrowers hereby irrevocably designates, appoints and authorizes each other Borrower as its agent and attorney-in-fact to take actions under this Agreement and the other Loan Documents, together with such powers as are reasonably incidental thereto. The Agent and the Lenders shall be entitled to rely, and shall be fully protected in relying, upon any communication from or to any Borrower as having been delivered by or to all Borrowers. Any action taken by one Borrower under this Agreement and the other Loan Documents shall be binding upon each other Borrower. Each Borrower agrees that it is jointly and severally liable to the Agent and the Lenders for the payment of (i) the Obligations, (ii) all Rate Management Obligations and (iii) all Banking Services Obligations owing to any Holder of Obligations (collectively, the “Co-Borrower Obligations”) and that such liability is independent of the Obligations, Rate Management Obligations and Banking Services Obligations of each other Borrower and whether such Obligations, Rate Management Obligations and/or Banking Services Obligations become unenforceable against any other Borrower.

16.2. Separate Actions. A separate action or actions may be brought and prosecuted against any Borrower whether such action is brought against any other Borrower or whether any other Borrower is joined in such action or actions. Each Borrower authorizes the Agent and the Lenders to release the other Borrowers without in any manner or to any extent affecting the liability of such Borrower hereunder or under the Loan Documents. Each Borrower waives any defense arising by reason of any disability or other defense of any other Borrower, or the cessation for any reason whatsoever of the liability of any other Borrower with respect to any of the Co-Borrower Obligations, or any claim that such Borrower’s liability hereunder exceeds or is more burdensome than the liability of any other Borrower.

16.3. Co-Borrower Obligations Absolute and Unconditional. Each Borrower hereby agrees that its Co-Borrower Obligations hereunder and under the Loan Documents shall be unconditional, irrespective of:

(a) the validity, enforceability, avoidance or subordination of any of the Co-Borrower Obligations or any of the Loan Documents as to any other Borrower;

(b) the absence of any attempt by, or on behalf of, the Agent or any Lender to collect, or to take any other action to enforce, all or any part of the Co-Borrower Obligations whether from or against any other Borrower or any other Person liable for such Co-Borrower Obligations;

(c) the election of any remedy available under the Loan Documents or applicable law by, or on behalf of, the Agent or any Lender with respect to all or any part of the Co-Borrower Obligations;

(d) the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, the Agent or any Lender with respect to any provision of any of the Loan Documents;

(e) the failure of the Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Co-Borrower Obligations;

(f) the election by, or on behalf of, the Agent or any Lender, in any proceeding described in Section 8.01(f), involving any other Borrower of any right which is comparable to the rights set forth in Section 1111(b)(2) of the Bankruptcy Code;

(g) any borrowing or grant of a security interest by any other Borrower or any receiver or assignee following the occurrence of any event described in Section 8.01(f), pursuant to any provision of applicable law comparable to Section 364 of the Bankruptcy Code;

(h) the disallowance, under any provision of applicable law comparable to Section 502 of the Bankruptcy Code, of all or any portion of the claims against any other Borrower held by any Lender or any Agent, for repayment of all or any part of the Co-Borrower Obligations;

(i) the insolvency of any other Borrower; and

(j) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Borrower (other than payment in full in cash of the Co-Borrower Obligations and the termination of the Revolving Loan Commitments).

16.4. Waivers and Acknowledgements.

16.4.1 Except as otherwise expressly provided under any provision of the Loan Documents or as required by any mandatory provision of applicable law, each Borrower hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership, insolvency or bankruptcy of any Borrower or any other Person, protest or notice with respect to the Co-Borrower Obligations, all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Agreement and the other Loan Documents, the benefits of all statutes of limitation, and all other demands whatsoever (and shall not require that the same be made on any other Borrower as a condition precedent to such other Borrower’s Co-Borrower Obligations hereunder), and covenants that this Agreement (and the joint and several liability of each Borrower under Section 16.1) will not be discharged, except by payment in full in cash of the Co-Borrower Obligations and the termination of the Revolving Loan Commitments. Each Borrower further waives all notices of the existence, creation or incurrence of new or additional Indebtedness, arising either from additional loans extended to any other Borrower or otherwise, and also waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the Co-Borrower Obligations is due, notices of any and all proceedings to collect from the maker, any endorser or any other guarantor of all or any part of the Co-Borrower Obligations, or from any other Person, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to the Agent or any Lender to secure payment of all or any part of the Co-Borrower Obligations.

16.4.2 The Agent and/or the Lenders are hereby authorized, without notice or demand and without affecting the liability of the Borrowers hereunder, from time to time, (i) to accept partial payments on all or any part of the Co-Borrower Obligations; (ii) to take and hold security or collateral for the payment of all or any part of the Co-Borrower Obligations, this Agreement, or any other guaranties of all or any part of the Co-Borrower Obligations or other liabilities of the Borrowers, and (iii) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Co-Borrower Obligations, this Agreement, any guaranty of all or any part of the Co-Borrower Obligations, and any security or collateral for the Co-Borrower Obligations or for any such guaranty, irrespective of the effect on the contribution or subrogation rights of the Borrowers. Any of the foregoing may be done in any manner, without affecting or impairing the obligations of each Borrower hereunder.

16.5. Contribution Among Borrowers. The Borrowers agree as between themselves and without limiting any liability of any Borrower hereunder to the Agent or the Lenders, that to the extent any payment of the Co-Borrower Obligations of the Borrowers is required to be made under this Agreement, to the extent that any Borrower shall make a payment under this Agreement (a “Borrower Payment”) which, taking into account all other Borrower Payments then previously or concurrently made by any other Borrower, exceeds the amount which otherwise would have been paid by or attributable to such Borrower if each Borrower had paid the aggregate Co-Borrower Obligations satisfied by such Borrower Payment in the same proportion as such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Borrower Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Borrower Payment, then, following payment in full in cash of the Co-Borrower Obligations, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Borrower Payment. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Agreement without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

16.6. Subrogation. Until the Co-Borrower Obligations shall have been paid in full in cash and the Revolving Loan Commitments shall have been terminated, each Borrower hereby agrees that it (i) shall have no right of subrogation with respect to such Co-Borrower Obligations (under contract, Section 509 of the Bankruptcy Code or any comparable provision of any other applicable law, or otherwise) or any other right of indemnity, reimbursement or contribution, and (ii) hereby waives any right to enforce any remedy which the Agent or any Lender may now have or may hereafter have against any other Borrower, any endorser or any other Guarantor of all or any part of the Co-Borrower Obligations or any other Person, and each Borrower hereby waives any benefit of, and any right to participate in, any security or collateral given to the Agent and the Lenders to secure the payment or performance of all or any part of the Co-Borrower Obligations or any other liability of any other Borrower to the Agent and the Lenders.

16.7. Subordination. Each Borrower agrees that any and all claims of such Borrower against the other Borrowers, the Guarantors or any endorser or other guarantor of all or any part of the Co-Borrower Obligations, or against any of their respective properties, shall be subordinated to all of the Co-Borrower Obligations. Notwithstanding any right of any Borrower to ask for, demand, sue for, take or receive any payment from any other Borrower, all rights and Liens of such Borrower, whether now or hereafter arising and howsoever existing, in any assets of such other Borrower (whether constituting part of any collateral or otherwise) shall be and hereby are subordinated to the rights of the Agent or the Lenders in those assets. Such Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Co-Borrower Obligations shall have been paid in full in cash and the Revolving Loan Commitments shall have been terminated. If all or any part of the assets of any Borrower, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Borrower, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Borrower is dissolved or if substantially all of the assets of any Borrower are sold, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any Borrower to any other Borrower (“Inter-Borrower Debt”) shall be paid or delivered directly to the Agent for application to the Co-Borrower Obligations, due or to become due, until such Co-Borrower Obligations shall have been paid in full in cash. Each Borrower irrevocably authorizes and empowers the Agent and each of the Lenders to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Borrower such proofs of claim and take such other action, in the Agent’s or such Lender’s own name or in the name of such Borrower or otherwise, as the Agent or any Lender may deem reasonably necessary or reasonably advisable for the enforcement of this Agreement. After the occurrence and during the continuance of a Default or an Unmatured Default, each Lender may vote, with respect to the Co-Borrower Obligations owed to it, such proofs of claim in any such proceeding, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and apply the same on account of any of the Co-Borrower Obligations. Except as permitted under Sections 7.02(d) and (e), should any payment, distribution, security or instrument or proceeds thereof be received by any Borrower upon or with respect to the Inter-Borrower Debt prior to the payment in full in cash of all of the Co-Borrower Obligations and the termination of the Revolving Loan Commitments, such Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Agent and the Lenders and shall forthwith deliver the same to the Agent in precisely the form received (accompanied by the endorsement or assignment of such Borrower where necessary), for application to the Co-Borrower Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Borrower as the property of the Agent and the Lenders. After the occurrence and during the continuance of a Default or an Unmatured Default, if any Borrower fails to make any such endorsement or assignment to the Agent or the Lenders, the Agent or the Lenders (or any of their respective officers or employees) are hereby irrevocably authorized to make the same. Each Borrower agrees that until the Co-Borrower Obligations have been paid in full in cash and the Revolving Loan Commitments have been terminated, such Borrower will not assign or transfer to any Person any claim such Borrower has or may have against any other Borrower (other than in favor of the Agent pursuant to the Loan Documents).

The remainder of this page is intentionally blank

IN WITNESS WHEREOF, the initial Borrowers, the Lenders, the LC Issuers and the Agent have executed this Agreement as of the date first above written.

PATTERSON COMPANIES, INC.,
as a Borrower

By:	/s/ R. Stephen Armstrong
Print Name: R. Stephen Armstrong
Title: Executive Vice President, Chief Financial Officer and Treasurer
1031 Mendota Heights Road
St. Paul, MN 55120

Attention: R. Stephen Armstrong
Executive Vice President, Chief Financial
Officer, and Treasurer
Telephone: (651) 686-1769
FAX: (651) 686-8984 With a copy to: Attention: General Counsel Telephone: (651) 686-1600 FAX: (651) 686-8984

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

PATTERSON DENTAL HOLDINGS, INC.
PATTERSON DENTAL SUPPLY, INC.
PATTERSON MEDICAL HOLDINGS, INC.
PATTERSON MEDICAL SUPPLY, INC.
WEBSTER VETERINARY SUPPLY, INC. each, as a Borrower

By:	/s/ R. Stephen Armstrong
Print Name: R. Stephen Armstrong
Title: Vice President and Treasurer
1031 Mendota Heights Road
St. Paul, MN 55120

Attention: R. Stephen Armstrong
Vice President and Treasurer
Telephone: (651) 686-1769
FAX: (651) 686-8984 With a copy to: Attention: General Counsel Telephone: (651) 686-1600 FAX: (651) 686-8984

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

WEBSTER MANAGEMENT, LP,
as a Borrower

By: WEBSTER VETERINARY SUPPLY, INC.
Its General Partner

By:	/s/ R. Stephen Armstrong
Print Name: R. Stephen Armstrong
Title: Vice President and Treasurer
1031 Mendota Heights Road
St. Paul, MN 55120

Attention: R. Stephen Armstrong
Vice President and Treasurer
Telephone: (651) 686-1769
FAX: (651) 686-8984 With a copy to: Attention: General Counsel Telephone: (651) 686-1600 FAX: (651) 686-8984

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
individually, as LC Issuer and the Swing Line Lender, and as Administrative Agent

By:	/s/ Krys Szremski
Print Name: Krys Szremski
Title: V.P.
10 South Dearborn, Floor 09
Chicago, IL 60603-2003

Attention: Krys Szremski
Telephone: (312) 325-3227
FAX: (312) 325-3239

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., individually, as a Lender and as Syndication Agent

By:	/s/ Victor Pierzchalski
Print Name: Victor Pierzchalski
Title: Authorized Signatory

Attention: Victor Pierzchalski
Telephone: 312-696-4676
FAX: 312-696-4535

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ludmila Yakovlev
Print Name: Ludmila Yakovlev
Title: Assistant Vice President

Attention: Mila Yakovlev
Telephone: 612-303-3779
FAX: 612-303-2265

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Greg Strauss
Print Name: Greg Strauss
Title: Director

Attention: Marc Piche
Telephone: 612-667-6681
FAX: 612-667-2276

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Sophia Love
Print Name: Sophia Love
Title: Senior Vice President

Attention: Sophia Love
Telephone: 312-992-3771
FAX: 312-453-4864

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Molly Drennan
Print Name: Molly Drennan
Title: Vice President

Attention: Molly Drennan
Telephone: 312-557-3389
FAX: 312-557-1425

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Dean Sas
Print Name: Dean Sas
Title: Authorized Signatory

Attention: Diana Lee
Telephone: 212-548-3143
FAX: 212-428-6460

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

FIFTH THIRD BANK, as a Lender

By:	/s/ Joshua N. Livingston
Print Name: Joshua N. Livingston
Title: Assistant Vice President

Attention: Joshua Livingston
Telephone: 615-687-8023
FAX: 615-687-3067

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Berry
Print Name: John Berry
Title: Vice President

Attention:
Telephone: 412-762-5255
FAX: 412-762-6484

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. CREDIT AGREEMENT

COMMITMENT SCHEDULE

Revolving Loan Commitments

Lender	Amount of Revolving Loan Commitment	% of Aggregate Revolving Loan Commitment
JPMorgan Chase Bank, N.A.	$47,500,000	15.833333333%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$47,500,000	15.833333333%
U.S. Bank National Association	$35,000,000	11.666666667%
Wells Fargo Bank, National Association	$35,000,000	11.666666667%
Bank of America, N.A.	$35,000,000	11.666666667%
The Northern Trust Company	$25,000,000	8.333333333%
Royal Bank of Canada	$25,000,000	8.333333333%
Fifth Third Bank	$25,000,000	8.333333333%
PNC Bank, National Association	$25,000,000	8.333333333%

TOTAL	$300,000,000.00	100.000000000%

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurocurrency Rate	1.125%	1.250%	1.375%	1.625%	1.875%

Floating Rate	0.125%	0.250%	0.375%	0.625%	0.875%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Commitment Fee	0.175%	0.200%	0.225%	0.250%	0.325%

The Applicable Margin and Applicable Fee Rate shall be Level IV Status until the delivery of the Financials for the fiscal period ending January 28, 2012 (unless a higher Status shall otherwise apply).

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio (Net Debt) is less than or equal to 1.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio (Net Debt) is less than or equal to 2.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio (Net Debt) is less than or equal to 2.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (iii) the Leverage Ratio (Net Debt) is less than or equal to 3.00 to 1.00.

“Level V Status” exists at any date if the Company has not qualified for Level I Status, Level II Status, Level III Status or

Level IV Status.

“Leverage Ratio (Net Debt)” means the ratio of (i) (a) Consolidated Total Debt minus (b) unrestricted domestic cash and Cash Equivalent Investments of the Company and its Domestic Subsidiaries in excess of $20,000,000 but not in excess of $200,000,000 to (ii) Consolidated Adjusted EBITDA.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Company fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.